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SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-12
HEXCEL CORPORATION
(Name of Registrant as Specified In Its Charter)

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Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238

April 22, 2004

Dear Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders on Thursday, June 3, 2004 at 10:30 a.m., in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut.

        Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached proxy statement.

        Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope. If you decide to attend the annual meeting and wish to change your vote, you may do so by voting in person at the annual meeting.

        We look forward to seeing you at the annual meeting.

Sincerely,

David E. Berges Chairman of the Board, Chief Executive Officer and President

Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 3, 2004

        The Annual Meeting of Stockholders of Hexcel Corporation will be held in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on June 3, 2004 at 10:30 a.m. Stockholders will be asked to vote on the following matters:

          1. To elect ten individuals (H. Arthur Bellows, Jr., Joel S. Beckman, Jeffrey C. Campbell, David E. Berges, Sandra L. Derickson, James J. Gaffney, Sanjeev K. Mehra, Peter M. Sacerdote, Robert J. Small and Martin L. Solomon) to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified.

          2. To approve Hexcel's Management Incentive Compensation Plan.

          3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004.

          4. To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on April 12, 2004 will be entitled to vote at the meeting and any adjournments. A list of these stockholders will be available for inspection at the executive office of Hexcel and will also be available for inspection at the annual meeting.

By order of the Board of Directors

Ira J. Krakower Senior Vice President, General Counsel and Secretary

Dated: April 22, 2004

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE
ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED
PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE.

Hexcel Corporation

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on June 3, 2004

THE MEETING

General

        We are providing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors for use at the annual meeting to be held in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on June 3, 2004 at 10:30 a.m., and at any adjournments. Each copy of this proxy statement is accompanied by a proxy card for use at the annual meeting.

Matters to be Considered at the Meeting

        The proposals to be considered and acted upon at the annual meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail elsewhere in this proxy statement.

        The board of directors does not intend to bring any matter before the annual meeting except as described in the attached notice. The board of directors is unaware of any matter that anyone else intends to present for action at the annual meeting. The persons named on the enclosed proxy card, or their duly constituted substitutes acting at the annual meeting, will be authorized to vote at their discretion on any matters unknown at this time which properly come before the meeting.

Record Date; Voting Rights; Quorum

        The board of directors has fixed the close of business on April 12, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. This proxy statement and the enclosed proxy card are being mailed on or about April 22, 2004 to holders of record of Hexcel common stock, Hexcel series A convertible preferred stock and Hexcel series B convertible preferred stock on the record date. We refer to the series A convertible preferred stock and series B convertible preferred stock as the "series A preferred stock" and "series B preferred stock," and we refer to the series A preferred stock and the series B preferred stock together as the "preferred stock." We refer to the common stock and the preferred stock together as Hexcel's "capital stock." On the record date, there were 38,912,687 shares of Hexcel common stock outstanding held by 1,361 stockholders of record, 125,000 shares of series A preferred stock outstanding held by ten stockholders of record and 125,000 shares of series B preferred stock held by ten stockholders of record. Each share of Hexcel common stock entitles the holder to one vote on each matter to be acted upon at the annual meeting. Each share of series A preferred stock could, at the holder's option, be converted into

333 1/3 shares of common stock, and therefore entitles the holder to 333 1/3 votes on each matter to be acted upon at the annual meeting. Each share of series B preferred stock could, at the holder's option, be converted into 65.206 shares of common stock, and therefore entitles the holder to 65.206 votes on each matter to be acted upon at the annual meeting. We refer to the number of votes a share of capital stock is entitled to cast as its "voting power" and the aggregate of all votes entitled to be cast by a holder of capital stock as that holder's "total voting power." In calculating the number of shares of common stock into which a holder's preferred stock may be converted, any fractional shares (after aggregating all such shares of such person being converted) will be disregarded for purposes of calculating the holder's total voting power.

        The presence, either in person or by proxy, of the holders of our outstanding capital stock representing a majority of the total voting power of Hexcel entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.

        Investment entities controlled by The Goldman Sachs Group, Inc., which we refer to as the "Goldman Sachs investors," hold capital stock that together represent approximately 37.6% of Hexcel's total voting power. Affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC, which we refer to collectively as the "Berkshire/Greenbriar investors," hold preferred stock representing approximately 35.0% of Hexcel's total voting power. The Goldman Sachs investors acquired their common stock in December 2000 from Ciba Specialty Chemicals Holding Inc. The Goldman Sachs investors acquired their preferred stock on March 19, 2003 directly from Hexcel. The Berkshire/Greenbriar investors also acquired their preferred stock on March 19, 2003 directly from Hexcel. We refer to the issuance and sale of preferred stock by Hexcel to the Goldman Sachs investors and to the Berkshire/Greenbriar investors on March 19, 2003 as the "preferred stock sale."

        The Goldman Sachs investors are subject to restrictions regarding how they can vote their shares of capital stock under the terms of a governance agreement they entered into with us. The Berkshire/Greenbriar investors are subject to restrictions regarding how they can vote their shares of preferred stock under the terms of a stockholders agreement they entered into with us. In accordance with these restrictions, each of the Goldman Sachs investors and the Berkshire/Greenbriar investors have indicated they will vote their shares of capital stock in favor of each of the nominees for election to the board of directors. They have also indicated they will vote in favor of the other proposals described in this proxy statement.

Proxies

        All shares of Hexcel capital stock entitled to vote and represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted as follows:

        FOR election of each of the nominees to the board of directors

        FOR approval of the Management Incentive Compensation Plan

        FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004

        If any other matters are properly presented for consideration at the annual meeting, the persons named on the enclosed proxy card, or their duly constituted substitutes acting at the annual meeting, may vote on the other matters at their discretion.

        If you give a proxy in response to this solicitation, you may revoke the proxy at any time before it is voted. You may revoke a proxy by signing a subsequent proxy and delivering it to the Secretary of Hexcel before or at the annual meeting, or by attending the meeting and voting in person. You can also revoke your proxy by filing a written notice of revocation with the Secretary of Hexcel before or at the annual meeting. You should send any subsequent proxy or notice of revocation to Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, Attention: Secretary, or you may deliver it to the Secretary at the annual meeting.

        We will pay the cost of solicitation of the proxies. In addition to solicitation by use of the mail, directors, officers and employees of Hexcel may solicit proxies in person or by telephone or other means of communication. We will not pay additional compensation for this solicitation, although we may reimburse reasonable out-of-pocket expenses. We will request that brokers and nominees who hold shares of Hexcel capital stock in their names furnish proxy solicitation materials to beneficial owners of the shares, and we will reimburse the brokers and nominees for reasonable expenses incurred by them.

ELECTION OF DIRECTORS

Agreements with Investors

        On March 19, 2003, the board of directors was reconstituted in accordance with the terms of the governance agreement with the Goldman Sachs investors and the stockholders agreement with the Berkshire/Greenbriar investors. Each of the governance agreement and the stockholders agreement provides that the board of directors shall consist of ten directors. In particular, based on the total voting power currently held by the Goldman Sachs investors and the Berkshire/Greenbriar investors, the governance agreement and stockholders agreement, taken together, require that the board of directors be composed of:

  •
  three directors designated by the Goldman Sachs investors;

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  two directors designated by the Berkshire/Greenbriar investors; and

  •
  five directors who are independent of the Goldman Sachs investors and the Berkshire/Greenbriar investors. We refer to these directors as "non-investor directors."

        The governance agreement requires that, so long as the Goldman Sachs investors own 10% or more of the total voting power of Hexcel, any slate of nominees for election to the board of directors must include at least one but not more than three nominees of the Goldman Sachs investors. The stockholders agreement requires that, so long as the Berkshire/Greenbriar investors own 10% or more of the total voting power of Hexcel, any slate of nominees for election to the board of directors must include at least one but not more than two nominees of the Berkshire/Greenbriar investors. Under both the governance agreement and the stockholders agreement, the "total voting power" of a person means the portion of all votes that may be cast in the election of directors represented by the common stock and preferred stock held by such person, with the votes represented by the preferred stock equal to the number of shares of common stock into which the preferred stock could be converted. In addition, under the governance agreement and stockholders agreement, in determining the total voting power of a person for the above purpose only, we consider as held by that person and as outstanding all common stock that could be issued to that person upon the exercise or conversion of any securities, such as options, beneficially held by that person.

        In particular, the Goldman Sachs investors are entitled to:

  •
  three nominees if they own 20% or more of the total voting power of Hexcel and continue to hold capital stock representing more than two-thirds of the total voting power they held upon the closing of the preferred stock sale

  •
  two nominees if either they own 20% or more of the total voting power of Hexcel and hold capital stock representing two-thirds or less of the total voting power they held upon the closing of the preferred stock sale, or they own less than 20% but at least 15% of the total voting power of Hexcel and continue to hold capital stock representing more than one-third of the total voting power they held upon the closing of the preferred stock sale

  •
  one nominee if either they own less than 20% but at least 15% of the total voting power of Hexcel and hold capital stock representing one-third or less of the total voting power they held upon the closing of the preferred stock sale, or they own less than 15% but at least 10% of the total voting power of Hexcel.

        The Berkshire/Greenbriar investors are entitled to:

  •
  two nominees if they own 15% or more of the total voting power of Hexcel and continue to hold capital stock representing more than one-third of the total voting power they held upon the closing of the preferred stock sale

  •
  one nominee if either they own 15% or more of the total voting power of Hexcel and hold capital stock representing one-third or less of the total voting power they held upon the closing of the preferred stock sale, or they own less than 15% but at least 10% of the total voting power of Hexcel.

        Under the governance agreement, each nominee other than the nominees of the Goldman Sachs investors must be a "non-Goldman Sachs investor nominee," which means the nominee:

  •
  is not and has never been an officer, partner, employee or director of any of the Goldman Sachs investors,

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  has no affiliation or compensation, consulting or contractual relationship with any of the Goldman Sachs investors that would cause a reasonable person to regard the person as likely to be unduly influenced by any such Goldman Sachs investor, and

  •
  is designated by the directors not nominated to the board by the Goldman Sachs investors.

        However, we have agreed with the Berkshire/Greenbriar investors that, so long as Joel S. Beckman is a director nominated by the Berkshire/Greenbriar investors, he qualifies as a "non-Goldman Sachs investor nominee," notwithstanding that Mr. Beckman was previously a managing director with Goldman Sachs. We have also agreed with the Berkshire/Greenbriar investors that, so long as Robert J. Small is a director nominated by the Berkshire/Greenbriar investors, he qualifies as a "non-Goldman Sachs investor nominee," notwithstanding that Mr. Small was previously employed by Goldman Sachs.

        Under the stockholders agreement, each nominee other than the nominees of the Berkshire/Greenbriar investors must be a "non-Berkshire/Greenbriar nominee," which means the nominee:

  •
  is not and has never been an officer, partner, employee or director of any of the Berkshire/Greenbriar investors,

  •
  has no affiliation or compensation, consulting or contractual relationship with any of the Berkshire/Greenbriar investors that would cause a reasonable person to regard the person as likely to be unduly influenced by any such Berkshire/Greenbriar investor, and

  •
  is designated by the directors not nominated by the Berkshire/Greenbriar investors.

        Each non-investor director nominee must be designated by both:

  •
  a majority vote of the group of directors other than the Goldman Sachs directors (currently seven directors), as specified in the governance agreement, and

  •
  a majority vote of the group of directors other than the Berkshire/Greenbriar directors (currently eight directors), as specified in the stockholders agreement.

        The Goldman Sachs investors are required to vote their shares of capital stock in favor of the nominees for director determined in accordance with the governance agreement. The Berskshire/Greenbriar investors are required to vote their shares of capital stock in favor of the nominees for director determined in accordance with the stockholders agreement.

        The Goldman Sachs investors and the Berkshire/Greenbriar investors beneficially own approximately 37.6% and 35.0%, respectively, of the total voting power of Hexcel. In accordance with the governance agreement and the stockholders agreement, the following individuals have been nominated for election to the board of directors:

  •
  Sanjeev K. Mehra, James J. Gaffney and Peter M. Sacerdote (the nominees of the Goldman Sachs investors)

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  Joel S. Beckman and Robert J. Small (the nominees of the Berkshire/Greenbriar investors)

  •
  H. Arthur Bellows, Jr., David E. Berges, Jeffrey C. Campbell, Sandra L. Derickson and Martin L. Solomon (the non-investor director nominees).

All nominees for election to the board of directors are currently serving as directors of Hexcel. The board recommends that you vote for the election of all nominees for director.

        Shares represented by an executed and returned proxy card will be voted for the election of the ten nominees recommended by the board of directors, unless the proxy is marked to withhold authority to vote. If any nominee for any reason is unable to serve, the shares of capital stock represented by the proxy card will be voted for an alternate person designated in accordance with the governance agreement and the stockholders agreement. We are not aware of any nominee who will be unable to or will not serve as a director.

        A plurality of the votes cast in person or by proxy at the annual meeting is required to elect directors. Under the rules of the New York Stock Exchange, brokers who hold shares in "street name" have the authority to vote on some matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable Delaware law, in determining whether the proposal to elect directors has received the requisite vote, a proxy marked to withhold authority to vote will be disregarded to the extent that the vote is withheld and will have no effect on the outcome of the vote.

Information Regarding the Directors

        Set forth below is certain information concerning our current directors as of March 19, 2004. All current directors have been nominated for re-election to the board of directors. There are no family relationships among any of our executive officers or directors.

Name	Age	Director Since	Position(s) With Hexcel
David E. Berges	54	2001	Chairman of the Board; Chief Executive Officer; President; Director
Joel S. Beckman	48	2003	Director
H. Arthur Bellows, Jr.	66	2000	Director
Jeffrey C. Campbell	43	2003	Director
Sandra L. Derickson	51	2002	Director
James J. Gaffney	63	2000	Director
Sanjeev K. Mehra	45	2000	Director
Peter M. Sacerdote	66	2000	Director
Robert J. Small	37	2003	Director
Martin L. Solomon	67	1996	Director

        DAVID E. BERGES has served as Chairman of the board of directors and Chief Executive Officer of Hexcel since July 2001, and as President of Hexcel since February 2002. Mr. Berges also serves on Hexcel's finance committee. Prior to joining Hexcel, Mr. Berges was President of the Automotive Products Group of Honeywell International Inc. from 1997 to July 2001 and Vice President and General Manager, Engine Systems and Accessories, at AlliedSignal Aerospace from 1994 to 1997. Mr. Berges was President and Chief Operating Officer of Barnes Aerospace, a division of Barnes Group Inc., from 1992 to 1994, and President of their Windsor Manufacturing Division from 1986 to 1992. Mr. Berges spent the first fifteen years of his career in a variety of managerial and technical positions with the General Electric Company. Mr. Berges joined the board of directors of Dana Corporation in April 2004.

        JOEL S. BECKMAN has been a director of Hexcel since March 2003, and is a member of Hexcel's finance committee. Mr. Beckman is a Managing Partner of Greenbriar Equity Group LLC, a private equity fund focused exclusively on making investments in transportation and transportation-related companies. Prior to founding Greenbriar in 2000, Mr. Beckman was a Managing Director and Partner of Goldman, Sachs & Co., which he joined in 1981. Mr. Beckman is a member of the Board of Trustees of the University of Rochester and is active in various civic organizations.

        H. ARTHUR BELLOWS, JR. has been a director of Hexcel since December 2000. Mr. Bellows also serves as Chair of the audit committee and is a member of the nominating and corporate governance and compensation committees of Hexcel. He has served as Chairman of Braeburn Associates, a private merchant banking firm, since 1999, and Chairman of The Finance Network, a private financial services firm, since 1999. Mr. Bellows was President, Chief Operating Officer and a director of Audits & Surveys Worldwide, Inc., an international market research firm, from 1995 to March 1999, and continued to serve as a director until March 2002. In 1967, he founded The Triangle Corporation, a manufacturer of hand tools, aerosol chemicals, diagnostic equipment for automobiles and various hardware products, and served as its Chairman, President and Chief Executive Officer from its founding to March, 1995. Mr. Bellows also acts as an officer and director of various civic organizations.

        JEFFREY C. CAMPBELL has been a director of Hexcel since November 2003, and is a member of the audit and finance committees of Hexcel. Mr. Campbell was elected Senior Vice President and Chief Financial Officer of McKesson Corporation, a leading healthcare services, information technology and distribution company, in January 2004. Mr. Campbell was Senior Vice President and Chief Financial Officer of AMR Corp, the parent company of American Airlines, from June 2002 to December 2003, served as a Vice President of American Airlines from 1998 to June 2002 and served in various management positions of American Airlines from 1990 to 1998.

        SANDRA L. DERICKSON has been a director of Hexcel since February 2002. Ms. Derickson is Chair of the nominating and corporate governance committee, and is a member of the compensation committee. From July 2002, Ms. Derickson has served as the Group Executive of Retail Services, Refund Lending and Insurance Services of Household International, a wholly-owned subsidiary of HSBC Holdings PLC, one of the largest banking and financial services organizations in the world. From September 2000 to July 2002, she served as the Chief Executive Officer of Household Retail Services, the private label credit card business of Household International. From 1976 to 1999, Ms. Derickson held various management positions with General Electric Capital Corporation, the last of which was President of GE Capital Auto Financial Services, the largest non-captive auto leasing business in the world, from 1991 to 1999. Ms. Derickson was also an officer of the General Electric Company from 1991 to 1999.

        JAMES J. GAFFNEY has been a director of Hexcel since December 2000 and is a member of the audit committee of Hexcel. From 1997 to June 2003 he served as Vice Chairman of Viking Pacific Holdings Ltd., a conglomerate based in New Zealand. From 1997 to June 2003, he served as a consultant to private investment funds affiliated with Goldman, Sachs & Co. in relation to these funds' investment in Viking Pacific Holdings Ltd. and Vermont Investments Limited. From 1995 through 1997, Mr. Gaffney served as Chairman of the Board and Chief Executive Officer of General Aquatics, Inc., which manufactures swimming pool equipment and constructs swimming pools. From 1993 through 1995 he was President and Chief Executive Officer of KDI Corporation, a conglomerate which was involved in swimming pool construction and manufactured products for a variety of industries. He also is a director of SCP Pool, Inc., Imperial Sugar Inc. and of various private companies.

        SANJEEV K. MEHRA has been a director of Hexcel since December 2000 and served as Co-Chairman of the board of directors of Hexcel from May 2001 until July 2001. Mr. Mehra also serves as Chair of the finance committee and is a member of the compensation and nominating and corporate governance committees of Hexcel. Mr. Mehra joined Goldman, Sachs & Co. in 1986, and has served since 1996 as a Managing Director in the Principal Investment Area of its Merchant Banking Division and serves on the Principal Investment Area Investment Committee. Mr. Mehra is a director of Amscan Holdings, Inc., Madison River Telephone Company, L.L.C. and various privately held companies and is a member of the Board of Trustees of Trout Unlimited.

        PETER M. SACERDOTE has been a director of Hexcel since December 2000. Mr. Sacerdote has been an Advisory Director of Goldman, Sachs & Co. since May 1999 where he also serves as chairman of its Principal Investment Area's Investment Committee. He joined Goldman, Sachs & Co. in 1964 and served as a general partner from 1973 through 1990 and a limited partner from 1991 through 1999. He also serves as a director of Qualcomm Incorporated and Franklin Resources, Inc. He is also a director and/or officer of various civic organizations.

        ROBERT J. SMALL has been a director of Hexcel since March 2003 and is a member of Hexcel's compensation and nominating and corporate governance committees. Mr. Small joined Berkshire Partners LLC in 1992, became a Vice President in September 1994 and has been a Managing Director of Berkshire Partners since January 2000. Mr. Small began his career as an Associate Consultant at Bain & Co. in 1988, where he worked with clients representing industries including healthcare, paper and packaging, and office equipment. Mr. Small is also a director of a number of privately held companies and civic organizations.

        MARTIN L. SOLOMON has been a director of Hexcel since May 1996 and served as Co-Chairman of the Board of Hexcel from May 2001 until July 2001. Mr. Solomon also serves as chair of the compensation committee and is a member of the finance and nominating and corporate governance committees of Hexcel. From July 1997 to April 2000, Mr. Solomon was the Chairman and Chief Executive Officer of American Country Holdings, Inc., an insurance holding company. From August 2000 until February 2001, he served as Co-Chairman, and he remained a director until American Country was acquired in April 2002. Mr. Solomon has been a self-employed investor since 1990. Mr. Solomon was a director and Vice Chairman of the board of directors of Great Dane Holdings, Inc., which is engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance, from 1985 to 1996, Managing Partner of Value Equity Associates I, L.P., an investment partnership, from 1988 to 1990, and was an investment analyst and portfolio manager of Steinhardt Partners, an investment partnership, from 1985 to 1987. Mr. Solomon has been a director of Telephone and Data Systems, Inc. since 1997.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

Independence of Directors

        In February 2004, the board of directors affirmatively determined that each of our directors other than Mr. Berges, our Chairman, Chief Executive Officer and President, meets the director independence requirements of the listing standards of the NYSE. In making this determination, our board considered all relevant facts and circumstances and, as required by applicable NYSE listing standards, determined that no director other than Mr. Berges has a material relationship with Hexcel. In particular, with respect to Messrs. Beckman, Mehra, Sacerdote and Small, our board considered, among other things, that these four directors hold senior management positions with the Goldman Sachs investors (in the case of Messrs. Mehra and Sacerdote) and the Berkshire/Greenbriar investors (in the case of Messrs. Beckman and Small), and considered the relationships and transactions between Hexcel and each of the Goldman Sachs investors and the Berkshire/Greenbriar investors. These relationships and transactions are described in detail above under "Election of Directors—Agreements with Investors" and below under "Certain Relationships and Related Transactions" on page 35. In concluding that these relationships and transactions do not result in a "material relationship" between Hexcel and any of Messrs. Beckman, Mehra, Sacerdote and Small, the board considered, among other things, that many of the investors' rights and obligations arise directly as a result of the investors' Hexcel stock ownership, and that the fees and expenses paid with respect to the preferred stock investment and incurred in connection with certain services performed by the Goldman Sachs investors are not material to the investors.

Meetings and Standing Committees of the Board of Directors

  General

        During 2003 there were five meetings of the board of directors and nineteen meetings in the aggregate of the four standing committees of the board of directors. Each of the incumbent directors who served on the board of directors and its committees during 2003 attended or participated in at least 75% of the aggregate number of board of directors meetings and applicable committee meetings held during 2003 during the time such person was a director. A director is expected to regularly attend and participate in meetings of the board and of committees on which the director serves, and to attend the annual meeting of stockholders. Nine of our ten directors attended the 2003 annual meeting of stockholders.

        The board of directors has established the following standing committees: audit committee; compensation committee; finance committee; and nominating and corporate governance committee. The board of directors may establish other special or standing committees from time to time. Members of committees serve at the discretion of the board of directors. The governance agreement requires that, as long as the Goldman Sachs investors have the right to designate at least two directors for election to the board of directors, each committee of the board of directors will include at least one director nominated by the Goldman Sachs investors. The stockholders agreement requires that, as long as the Berkshire/Greenbriar investors have the right to designate at least two directors for election to the board of directors, each committee of the board of directors will include at least one director nominated by the Berkshire/Greenbriar investors. However, if under the listing standards of the New York Stock Exchange or any other applicable law or rule, no Goldman Sachs investor nominee or Berkshire/Greenbriar nominee is eligible to serve on a particular committee, then that committee will consist solely of non-Goldman Sachs nominees and/or non-Berkshire/Greenbriar nominees, as the case may be.

        Each of our four standing committees operates under a charter adopted by the board. The charters of the nominating and corporate governance, audit and compensation committees requires that all members of these committees be independent as required by NYSE listing standards. In addition, our board of directors has adopted a set of corporate governance guidelines. All of these documents can be viewed on the investor relations section of our website, www.hexcel.com, under "corporate governance."

You may obtain a copy of any of these documents, free of charge, by directing your request to Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826.

  Audit Committee

        The audit committee assists the board's oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor's qualifications, independence and performance, and our internal audit function. During 2003 the audit committee held twelve meetings. Additional information regarding the audit committee, including additional detail about the functions performed by the audit committee, is set forth in the Audit Committee Report included on page 32 of this proxy statement. In addition, our audit committee charter is included as Annex A to this Proxy Statement and on our website. The current members of the audit committee are Messrs. Bellows (Chair), Campbell and Gaffney.

        NYSE listing standards require each member of the audit committee to be independent, as described above under "Independence of Directors." Members of the audit committee are also required to satisfy an additional SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Hexcel or any of its subsidiaries other than directors' compensation. NYSE listing standards also require that each member of the audit committee be financially literate, and that at least one member of the committee have accounting or related financial management expertise. Finally, recently adopted SEC rules require that we disclose whether our audit committee has an "audit committee financial expert," which generally means a person with an understanding of financial and accounting matters, including internal controls and audit committee functions, who has acquired this understanding through appropriate professional experience.

        Each member of our audit committee is independent under NYSE listing standards and satisfies the additional SEC independence requirement described above. All members of our audit committee meet the financial literacy requirements of the NYSE and at least one member has accounting or related financial management expertise as required by the NYSE. In addition, our board has determined that Jeffrey C. Campbell, who currently is Senior Vice President and Chief Financial Officer of McKesson Corporation, is an audit committee financial expert under SEC rules. In making this determination, the board considered, among other things, Mr. Campbell's extensive knowledge and experience with respect to the financial reporting process for public companies, including his former position as Senior Vice President and Chief Financial Officer of AMR Corp, the parent company of American Airlines, his experience as an auditor for a predecessor of Deloitte & Touche, and his formal education.

        The audit committee has adopted procedures for the receipt, retention and handling of concerns regarding accounting, internal accounting controls and auditing matters by employees, stockholders and other persons. Any person with such a concern should report it to the board as set forth under "Contacting the Board" on page 11 below. The audit committee has also adopted procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Employees should consult the Hexcel Code of Business Conduct for information on how to report any such concern.

        The audit committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. These policies and procedures are described on page 34 of this proxy statement.

  Nominating and Corporate Governance Committee

        The nominating and corporate governance committee identifies and recommends to the board individuals qualified to serve as directors and on committees of the board; advises the board with respect to board and committee procedures; developed and recommended to the board, and reviews periodically, our corporate governance principles; and oversees the evaluation of the board, the committees of the board and management. The current members of the nominating and corporate governance committee are Ms. Derickson (Chair), and Messrs. Bellows, Mehra, Small and Solomon, each of whom is independent under NYSE listing standards. During 2003 the nominating and corporate governance committee did not meet, although it did act once by written consent.

        The nominating and corporate governance committee believes that each nominee for director should demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board's oversight of the business and affairs of Hexcel. The committee also considers the following when selecting candidates for recommendation to the board: knowledge; experience, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and such other factors that the committee considers appropriate, from time to time, in the context of the needs or stated requirements of the board.

        The committee will consider director candidates recommended by stockholders, as well as by other means such as our non-management directors, our chief executive officer, and other executive officers. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the board and the qualifications of the candidate. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing to our corporate secretary at the address listed below under "Contacting the Board" so that it is received at least 120 days prior to the anniversary date of the notice given to stockholders regarding our prior year's annual meeting of stockholders. The stockholder must supply the following information with his or her recommendation:

  •
  The name and record address of the stockholder and evidence of the stockholder's ownership of Hexcel stock, including the class and number of shares owned of record and beneficially and the length of time the shares have been held

  •
  The name, age, business address and residence address of the candidate, a listing of the candidate's qualifications to be a director, and the person's consent to be named as a director if selected by the committee and nominated by the board

  •
  Any information about the candidate which would be required to be disclosed in a proxy statement or other filing relating to the election of directors

  •
  A representation that the stockholder intends to appear in person at the annual meeting to nominate the candidate

  •
  Any material interest of the stockholder relating to the nomination of the candidate, including a description of all arrangements or understandings between the stockholder and the candidate

  •
  A description of all arrangements or understandings between the stockholder and any other person, naming such other person, relating to the recommendation of such candidate

        The committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the board may take into consideration the number of shares held by a recommending stockholder and the length of time that such shares have been held.

        Under the governance agreement and stockholders agreement, the nominating and corporate governance committee is currently required to nominate three nominees for director designated by the Goldman Sachs investors and two nominees for director nominated by the Berkshire/Greenbriar investors. In addition, our Chief Executive Officer's employment contract provides that he will be Chairman of the board. The duties and authority of the nominating and corporate governance committee are at all times subject to these contractual rights.

  Compensation Committee

        The compensation committee oversees, reviews and approves our compensation and benefit plans and programs and defines the goals of compensation policy. In this capacity, the compensation committee administers our incentive plans and makes grants of stock options and/or awards of restricted stock units or other equity based compensation to executive officers, other key employees, directors and consultants. The current members of the compensation committee are Mr. Solomon (Chairman), Mr. Bellows, Ms. Derickson, Mr. Mehra and Mr. Small, each of whom is independent under NYSE listing standards. During 2003 the compensation committee held four meetings.

  Finance Committee

        The finance committee oversees and makes recommendations to the board and management regarding significant financial matters. In exigent circumstances requiring prompt action by the board in which it is not feasible to timely arrange a board meeting, the committee may also take action on behalf of the board of directors, except for certain matters that require the approval of a fully independent committee or otherwise require the approval of the full board as set forth in our by-laws or in the governance agreement or stockholders agreement. The current members of the finance committee are Messrs. Mehra (Chairman), Beckman, Berges, Campbell and Solomon. During 2003 the finance committee held three meetings.

  Executive Sessions

        The non-management directors meet in executive session, without management, on a regularly scheduled basis, a minimum of two times a year. Each executive session is presided over by a "presiding director." If our chairman of the board is independent, then our chairman will be the presiding director. If the chairman is not independent, as is the case with Mr. Berges, who is our chairman and chief executive officer, then the chairs of our standing committees rotate responsibility for acting as the presiding director for these meetings. However, if the chair of any standing committee is not independent under NYSE listing standards then he will not be included in this rotation.

  Contacting the Board

        Stockholders and other interested parties may contact the non-management members of the board or the presiding director by sending their concerns to: Board of Directors, c/o Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901; facsimile number (203) 358-3972; e-mail address boardofdirectors@hexcel.com. The corporate secretary will review all communications and forward them to the presiding director. The corporate secretary may, however, filter out communications that do not relate to our business activities, operations or our public disclosures, but will maintain a record of these communications and make them available to the presiding director. Any communications received by the presiding director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the audit committee and will be handled in accordance with the procedures established by the audit committee to address these matters.

Code of Business Conduct

        It is our policy that all of our officers, directors and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. Our board of directors has adopted the Hexcel Code of Business Conduct in order to clarify, disseminate and enforce this policy. The Code applies to all of our officers, directors and employees worldwide, including our chief executive officer, chief financial officer and controller. The Code can be viewed on the investor relations section of our website, www.hexcel.com, under "corporate governance." In addition, you may obtain a free copy of the Code by directing your request to Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826. Any amendment to the Code of Business Conduct (other than technical, administrative or non-substantive amendments), or any waiver of a provision of the Code that applies to Hexcel's Chief Executive Officer, Chief Financial Officer or Corporate Controller, will be promptly disclosed on the investor relations section of our website under "corporate governance."

EXECUTIVE OFFICERS

        Set forth below is certain information concerning our executive officers and all persons chosen to become executive officers as of March 19, 2004. For additional information concerning Mr. Berges, see "Election of Directors—Information Regarding the Directors" on page 5.

Name	Age	Executive Officer Since	Position(s) With Hexcel
David E. Berges	54	2001	Chairman of the Board; Chief Executive Officer; President; Director
Stephen C. Forsyth	48	1994	Executive Vice President; Chief Financial Officer
Ira J. Krakower	63	1996	Senior Vice President; General Counsel; Secretary
William J. Fazio	49	2001	Corporate Controller; Chief Accounting Officer
Michael J. MacIntyre	43	2003	Treasurer
Joseph H. Shaulson	38	1996	President of the Reinforcements business unit
William Hunt	61	1996	President of the Composites business unit
David R. Tanonis	47	1999	President of the Structures business unit; Vice President of Business Development, Composites business unit

        STEPHEN C. FORSYTH has served as Executive Vice President of Hexcel since June 1998, Chief Financial Officer since November 1996, and Senior Vice President of Finance and Administration between February 1996 and June 1998. Mr. Forsyth served as Vice President of International Operations of Hexcel from October 1994 to February 1996 and held other general management positions with Hexcel from 1980 to 1994. Mr. Forsyth joined Hexcel in 1980.

        IRA J. KRAKOWER has served as Senior Vice President, General Counsel and Secretary of Hexcel since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the board of directors and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

        WILLIAM J. FAZIO has served as Corporate Controller and Chief Accounting Officer since April 2001. Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics, a distributor and manufacturer of graphic arts products owned by Eastman Kodak Company and Sun Chemical Corporation, from February 1998 to March 2001, and from April 1997 to January 1998 he was Director, Corporate Financial Services, for Ogden Corporation, a consumer and industrial service organization serving the aviation, entertainment and power generation markets. From 1981 to April 1997, Mr. Fazio held various positions for Coltec Industries Inc., the latest being Director—Operations Analysis from 1994 to April 1997.

        MICHAEL J. MACINTYRE has served as Hexcel's Treasurer since December 2002 and was Assistant Treasurer from October 2000 to December 2002. Prior to joining Hexcel, Mr. MacIntyre served as Assistant Treasurer of Hitachi America Capital, Ltd, a US financing subsidiary of Hitachi America, Ltd, a sales and manufacturing company serving the U.S. electronics markets, from 1998 to 2000, and held various treasury management positions with Hitachi America, Ltd. from 1988 to 1998.

        JOSEPH H. SHAULSON has served as President of the Reinforcements business unit since November 2001. Mr. Shaulson served as Vice President of Corporate Planning and Chief Information Officer from September 2000 to November 2001, and as Vice President of Planning and Integration of

Hexcel from November 1998 to September 2000. Mr. Shaulson served as Vice President of Corporate Development of Hexcel from April 1996 to October 1998. In addition, Mr. Shaulson served as Acting General Counsel and Acting Secretary of Hexcel from April 1996 to September 1996. Prior to joining Hexcel, Mr. Shaulson was an associate in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1991 to 1996.

        WILLIAM HUNT has served as President of Hexcel's Composites business unit since November 1998 and as President of the former Hexcel EuroMaterials business unit from February 1996 to October 1998. Mr. Hunt served as President of the EuroMaterials unit of the Composites Business of Ciba-Geigy Ltd. from 1991 to February 1996 and as Managing Director of Ciba-Geigy Plastics from 1990 to 1991. Prior to joining Ciba-Geigy Ltd. in 1990, Mr. Hunt held various other technical and managerial positions, including the position of Managing Director of Illford Limited (Photographic) Co.

        DAVID R. TANONIS has served as President of Hexcel's Structures business unit since June 1999, and as Vice President of Business Development of the Composites Business Unit since June 2003. Mr. Tanonis served as Vice President of Hexcel's Structures and Interiors business unit, responsible for the interiors business, from February 1996 to June 1999 and as Vice President of Interiors in the Heath Tecna Division of Ciba-Geigy Plastics prior to February 1996. Mr. Tanonis held various technical and managerial positions with Heath Tecna since 1987. Mr. Tanonis held various management positions with Polymer Engineering, Inc. from 1978 to 1987.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Principal Stockholders

        The following table sets forth certain information as of February 29, 2004 with respect to the ownership by any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of any class of Hexcel capital stock.

	Common Stock		Series A Convertible Preferred Stock		Series B Convertible Preferred Stock
Name and Address	Number of Shares (1)	Percent of Class (1)	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Percent of Total Voting Power (1)(2)
The Goldman Sachs Group, Inc. (3)(4) 85 Broad Street New York, NY 10004	33,342,164	57.8%	47,125	37.7%	47,125	37.7%	37.6%
Berkshire Partners LLC/Greenbriar
Equity Group LLC (3)(5) One Boston Place Suite 3300 Boston, Massachusetts 02108	31,050,919	44.4%	77,875	62.3%	77,875	62.3%	35.0%
Ingalls & Snyder LLC (6) 61 Broadway New York, NY 10006	3,368,850	8.7%	—	—	—	—	3.8%
Dimensional Fund Advisors, Inc. (7) 1299 Ocean Avenue Santa Monica, CA 90401	2,048,858	5.3%	—	—	—	—	2.3%
OZ Management, L.L.C. (8) 9 West 57th Street New York, NY 10019	1,967,997	5.1%	—	—	—	—	2.2%

(1)
As required by SEC rules, for each person listed in the chart above the percentages are calculated assuming that all convertible securities beneficially held by such person are converted into common stock to the extent possible, and that no other convertible securities are converted into common stock. Securities convertible into common stock include the preferred stock, stock-based awards granted under Hexcel stock incentive plans (such as options and restricted stock units), and convertible debt securities.

(2)
Total voting power reflects the total voting power represented by all common stock and preferred stock beneficially owned.

(3)
Assumes that all shares of preferred stock held by the Goldman Sachs investors or by the Berkshire/Greenbriar investors, as the case may be, are converted into shares of common stock in accordance with their terms. The preferred stock held by the Goldman Sachs investors is convertible into 18,781,162 shares of common stock. The preferred stock held by the Berkshire/Greenbriar investors is convertible into 31,036,251 shares of common stock.

(4)
Based on information contained in a Statement on Schedule 13D filed with the SEC on March 21, 2003 by The Goldman Sachs Group, Inc. and several of its affiliates. Based on information included in the Schedule 13D, options to purchase an aggregate of 40,000 shares of common stock granted to Messrs. Mehra and Sacerdote pursuant to the Hexcel Corporation 2003 Incentive Stock Plan are held for the benefit of The Goldman Sachs Group, Inc. Options to purchase 36,002 of the 40,000 shares are currently exercisable and, accordingly, are included in the number of shares of common stock. In addition, assumes that all shares of preferred stock held by the Goldman Sachs investors are converted into shares of common stock in accordance with their terms. The shares of common stock and preferred stock beneficially owned by the Goldman Sachs investors are subject to the terms of the governance agreement.

(5)
Based on information contained in a Statement on Schedule 13D filed with the SEC on March 31, 2003 by Berkshire Partners LLC, Greenbriar Equity Group LLC and several of their affiliates. Based on information included in the Schedule 13D, options to purchase an aggregate of 24,000 shares of common stock granted to Messrs. Beckman and Small pursuant to the Hexcel Corporation 2003

  Incentive Stock Plan are held for the benefit of the Berkshire/Greenbriar investors. Options to purchase 14,668 of the 24,000 shares are currently exercisable and, accordingly, are included in the number of shares of common stock. In addition, assumes that all shares of preferred stock held by the Berkshire/Greenbriar investors are converted into shares of common stock in accordance with their terms. The shares of common stock and preferred stock beneficially owned by the Berkshire/Greenbriar investors are subject to the terms of the stockholders agreement.

(6)
Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 5, 2004. In addition, a Schedule 13G was filed on February 5, 2004 indicating that Mr. Robert L. Gipson, a Senior Director of Ingalls & Snyder LLC, beneficially owns 3,224,100 shares of Hexcel common stock, which represents 8.3% of the outstanding Hexcel common stock and 3.6% of Hexcel's total voting power. Based on this Schedule 13G, with respect to the 3,224,100 shares reported as beneficially owned by Mr. Gipson, 2,574,100 of these shares are included in the amount reported as beneficially owned by Ingalls & Snyder in the above table, as they are held in Ingalls & Snyder accounts in which Mr. Gipson holds discretionary investment authority; the remaining 650,000 shares are either owned by Mr. Gipson or are shares held in accounts unrelated to Ingalls & Snyder in which Mr. Gipson holds sole investment and voting authority.

(7)
Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 6, 2004.

(8)
Based on information contained in a Statement on Schedule 13G filed with the SEC on January 22, 2004. The 13G also reports that Mr. Daniel S. Och, a Senior Managing Member of OZ Management, L.L.C., may be deemed the beneficial owner of the shares of Hexcel common stock reported in the Schedule 13G.

Stock Beneficially Owned by Directors and Officers

        The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of February 29, 2003 by our directors, the executive officers listed in the summary compensation table below, and by all directors and executive officers as a group. The information in the table is based upon information supplied to us by the persons listed in the table.

	Common Stock		Series A Convertible Preferred Stock		Series B Convertible Preferred Stock
Name	Number of Shares (1)(2)	Percent of Class (2)(3)	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Total Voting Power (2)(3)(4)
David E. Berges	929,190	2.3%	—	—	—	—	1.0%
Joel S. Beckman (5)	31,050,919	44.4%	77,875	62.3%	77,875	62.3%	35.0%
H. Arthur Bellows, Jr.	42,872	*	—	—	—	—	*
Jeffrey C. Campbell	3,334	*	—	—	—	—	*
Sandra L. Derickson	39,639	*	—	—	—	—	*
James J. Gaffney (6)	45,477	*	—	—	—	—	*
Sanjeev K. Mehra (6) (7)	33,342,164	57.8%	47,125	37.7%	47,125	37.7%	37.6%
Peter M. Sacerdote (6) (7)	33,342,164	57.8%	47,125	37.7%	47,125	37.7%	37.6%
Robert J. Small (5)	31,050,919	44.4%	77,875	62.3%	77,875	62.3%	35.0%
Martin L. Solomon	184,995	*	—	—	—	—	*
Stephen C. Forsyth	673,325	1.7%	—	—	—	—	*
Ira J. Krakower	824,617	2.1%	—	—	—	—	*
William Hunt	416,206	1.1%	—	—	—	—	*
Joseph H. Shaulson	366,286	*	—	—	—	—	*
All executive officers and directors as a group (17 persons) (8)	68,082,624	74.1%	125,000	100%	125,000	100%	74.1%

(1)
Includes shares issuable upon the exercise of options that are currently exercisable, that will become exercisable within 60 days or that could become exercisable upon termination of employment under certain circumstances, and shares distributable within 60 days upon the satisfaction of certain conditions of restricted stock units. Such shares are held as follows: Mr. Berges 711,970; Mr. Bellows 41,872; Mr. Campbell 3,334; Ms. Derickson 39,639; Mr. Gaffney 45,477; Mr. Solomon 169,995; Mr. Forsyth 567,799; Mr. Krakower 722,870; Mr. Hunt 369,789; Mr. Shaulson 312,243; all other executive officers and directors as a group 140,684.

(2)
Based on 40,267,208 shares of common stock outstanding as of February 29, 2004. As required by SEC rules, for each individual person listed in the chart above the percentages are calculated assuming that all convertible securities beneficially held by such person are converted to common stock to the extent possible, and that no other convertible securities are converted into common stock. Securities convertible into common stock include the preferred stock, stock incentives granted under Hexcel stock incentive plans (such as options and restricted stock units), and convertible debt securities.

(3)
An asterisk represents beneficial ownership of less than 1%.

(4)
Total voting power reflects the total voting power represented by all common stock and preferred stock beneficially owned.

(5)
Messrs. Beckman and Small serve on the board of directors at the request of the Berkshire/Greenbriar investors pursuant to the stockholders agreement. Includes 7,334 shares of common stock underlying currently exercisable options granted to each of Messrs. Beckman and Small, which options are held for the benefit of the Berkshire/Greenbriar investors. Also includes 31,036,251 shares of common stock into which the preferred stock held by the Berkshire/Greenbriar investors may be converted. Messrs. Beckman and Small disclaim beneficial ownership of all of these shares, except to the extent of their respective pecuniary interests therein, if any.

(6)
Messrs. Gaffney, Mehra and Sacerdote serve on the board of directors at the request of the Goldman Sachs investors pursuant to the governance agreement.

(7)
Includes 14,525,000 shares of common stock held by the Goldman Sachs investors, and 22,001 and 14,001 shares of common stock underlying currently exercisable options granted to Messrs. Mehra and Sacerdote, respectively, which options are held for the benefit of The Goldman Sachs Group, Inc. Also includes 18,781,162 shares of common stock into which the preferred stock held by the Goldman Sachs investors may be converted. Messrs. Mehra and Sacerdote disclaim beneficial ownership of all of these shares, except to the extent of their respective pecuniary interests therein, if any.

(8)
Includes as common stock 3,176,342 shares issuable upon the exercise of options that are currently exercisable, that will become exercisable within 60 days or that could become exercisable upon termination of employment under certain circumstances, and shares distributable within 60 days upon the satisfaction of certain conditions of restricted stock units. Includes as common stock 49,817,413 shares issuable upon the conversion of the preferred stock. If the 14,525,000 shares of common stock owned by the Goldman Sachs investors, the shares of common stock issuable upon conversion of the preferred stock and the shares of common stock underlying the options for which Messrs. Beckman, Small, Mehra and Sacerdote disclaim ownership were excluded, the number of shares of common stock, the percentage of common stock and the percentage of voting power would decrease to 3,689,537, 8.8% and 4.0% respectively.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the total annual compensation paid or accrued by us to our Chief Executive Officer and our next four most highly compensated executive officers who were employed by us as of December 31, 2003. We refer to these individuals as the named executive officers.

		Annual Compensation(1)			Long-Term Compensation Awards
Name & Principal Position	Year	Salary ($)	Bonuses ($)(3)	Other Annual Compensation $(4)	Restricted Stock Award(s) ($)(5)(6)	Securities Underlying Options/ SARS (#)(6)	All Other Compensation ($)(7)
David E. Berges(2) Chairman; Chief Executive Officer; President	2003 2002 2001	700,000 572,000 229,167	739,280 599,914 429,167	— 3,072 81,182	375,316 447,991 706,500	533,520 250,000 825,000	31,271 27,098 18,320
Stephen C. Forsyth Executive Vice President; Chief Financial Officer	2003 2002 2001	347,000 335,000 320,000	196,461 217,513 105,600	— 3,340 —	128,621 117,820 10,932	133,700 133,000 —	28,245 24,028 51,493
Ira J. Krakower Senior Vice President; General Counsel; Secretary	2003 2002 2001	280,000 273,000 265,000	161,608 166,046 72,875	— — —	96,272 95,900 —	107,885 108,400 —	25,885 20,916 42,994
William Hunt (8) President, Composites Business Unit	2003 2002 2001	285,494 250,132 230,369	155,857 143,874 68,750	8,046 7,213 6,981	47,075 49,046 —	54,963 55,600 —	31,518 12,277 14,370
Joseph H. Shaulson President, Reinforcements Business Unit	2003 2002 2001	257,500 247,500 240,000	130,939 144,874 72,000	— — —	64,124 67,678 —	77,168 76,400 —	20,624 16,414 27,881

(1)
Annual Compensation includes amounts earned in the fiscal year, whether or not deferred.

(2)
Mr. Berges' employment with us commenced on July 30, 2001.

(3)
Amounts shown include deferred amounts used to purchase restricted stock units ("MSPP RSUs") under the Management Stock Purchase Plan ("MSPP"); see footnote 5 below. Bonuses shown for fiscal years 2001, 2002 and 2003 were earned in fiscal years 2001, 2002 and 2003, and paid in 2002, 2003 and 2004. The 2001 amount shown for Mr. Berges includes a $200,000 sign-on bonus and a guaranteed pro-rated bonus payment of $229,167 for 2001 in accordance with the terms of his employment agreement.

(4)
This column includes, among other things, perquisites and other benefits in excess of reporting thresholds. The amount for Mr. Berges in 2001 includes $76,182 of attorneys' fees incurred by Mr. Berges in connection with entering into employment with us. The amounts for Messrs. Berges and Forsyth in 2002 were used to offset certain tax liabilities relating to perquisites. The amounts for Mr. Hunt represent payments to cover tax liabilities related to reimbursement for housing expenses.

(5)
This column includes the value of (i) Performance Accelerated Restricted Stock Units ("PARS"), (ii) Restricted Stock Units ("RSUs") under the 2003 Incentive Stock Plan, (iii) MSPP RSUs (net of purchase price paid) and (iv) restricted shares of Hexcel common stock, awarded to the named executive officers. In each case, the value was determined at the closing market price of Hexcel common stock on the date of grant without taking into account any restrictions on vesting or transfer.

  (A)
  PARS. PARS generally vest after a period of seven years following the grant date. However, the PARS will vest and be converted into an equivalent number of shares of Hexcel common stock earlier than the fixed vesting date, if our performance equals or exceeds certain performance target levels, or, in certain circumstances, upon the executive's termination of employment.

  (B)
  RSUs. RSUs generally vest in equal increments on each of the first three anniversaries of the grant. Upon vesting, RSUs are converted into an equivalent number of shares of Hexcel common stock and distributed to the grantee.

  (C)
  MSPP RSUs. MSPP RSUs were issued under the MSPP to the extent the executive elected to purchase MSPP RSUs with up to 50% of his bonus for 2001, 2002 and 2003. The purchase price of an MSPP RSU is 80% of the average closing price of Hexcel common stock for the five trading days preceding the date on which the bonus becomes payable. MSPP RSUs generally vest in equal increments on each of the first three anniversaries of the grant and, at the expiration of a three year restricted period from the date of grant, are converted into an equivalent number of shares of Hexcel common stock. The MSPP RSUs with respect to the bonus for 2001 were issued on January 10, 2002 at a purchase price of $2.27 per MSPP RSU. The MSPP RSUs with respect to the bonus for 2002 were issued on January 21, 2003 at a purchase price of $2.53 per MSPP RSU. The MSPP RSUs with respect to the bonus for 2003 were issued on January 27, 2004 at a purchase price of $6.57 per MSPP RSU.

  (D)
  Restricted Shares Granted to Mr. Berges. Pursuant to his employment agreement, upon commencing employment in July 2001, Mr. Berges was granted 90,000 restricted shares of Hexcel common stock. Eighteen thousand shares vested, and the restrictions as to these shares lapsed, on March 31, 2002. The remainder of these shares vested, and the restrictions thereon lapsed, on March 31, 2003.

  (E)
  Aggregate Restricted Stock Information. The aggregate number of shares underlying PARS, RSUs and MSPP RSUs held by each named executive officer at the end of 2003, and the aggregate value of the PARS, RSUs and MSPP RSUs (net of purchase price paid) based on the closing price of Hexcel common stock at December 31, 2003 ($7.41), are as follows: Mr. Berges 319,438 and $1,812,722; Mr. Forsyth 110,284 and $705,447; Mr. Krakower 65,915 and $472,264; Mr. Hunt 32,573 and $241,366; and Mr. Shaulson 52,448 and $333,428. These amounts include PARS, RSUs and MSPP RSUs that were not vested as of December 31, 2003. No dividends are payable on any PARS, RSUs or MSPP RSUs until the shares represented by the PARS, RSUs or MSPP RSUs are delivered to the employee provided that, if dividends are paid on Hexcel common stock subsequent to the vesting of PARS, but while conversion to Hexcel common stock is restricted by Hexcel because of the application of Section 162(m) of the Internal Revenue Code, the executive will be granted additional PARS (as if each of such PARS were a share of Hexcel common stock) equal in value to the dividends which would have been payable if such vested PARS were converted into Hexcel common stock.

(6)
The compensation committee authorized the annual award of stock incentives for 2001 in December 2000, and for 2002 on January 10, 2002. Therefore, no stock incentive awards granted to any named executive officer in 2001 are reflected in the summary compensation table except as to Mr. Berges whose awards were granted in July 2001 under his employment agreement and as to Mr. Forsyth, who had elected to purchase MSPP RSUs with 50% of his bonus with respect to 2000.

(7)
The amounts in the "All Other Compensation" column for fiscal years 2001, 2002 and 2003 for all named executive officers except for Mr. Hunt include the following:

Name	Year	Hexcel Contributions to 401(K) Retirement Savings Plan		Hexcel Contributions to 401(K) Restoration Plan		Cash in Lieu of 401(K) Contributions on Earnings Exceeding ERISA Limits		Premiums for Life Insurance in excess of $50,000		Premiums for Long-Term Disability Insurance
David E. Berges	2003 2002 2001	$ $ $	15,000 15,579 0	$ $ $	0 0 15,886	$ $ $	12,384 8,360 1,692	$ $ $	3,551 2,823 547	$ $ $	336 336 195
Stephen C. Forsyth	2003 2002 2001	$ $ $	17,000 15,130 10,338	$ $ $	0 0 36,849	$ $ $	9,208 6,957 1,476	$ $ $	1,701 1,605 1,840	$ $ $	336 336 990
Ira J. Krakower	2003 2002 2001	$ $ $	17,000 14,890 9,942	$ $ $	0 0 29,465	$ $ $	7,107 4,410 1,100	$ $ $	1,442 1,280 1,497	$ $ $	336 336 990
Joseph H. Shaulson	2003 2002 2001	$ $ $	15,000 12,833 13,880	$ $ $	0 0 10,931	$ $ $	3,961 2,094 738	$ $ $	1,327 1,151 1,342	$ $ $	336 336 990

  As a non-US based executive, Mr. Hunt does not participate in the same plans as the other named executive officers. For Mr. Hunt, the amounts in the "All Other Compensation" column for fiscal years 2001, 2002 and 2003 consist of life insurance premiums of $6,584, $4,152 and $10,515, private health insurance premiums of $466, $590 and $594 and disability/personal accident and illness insurance premiums of $7,320, $7,535 and $20,409.

(8)
For Mr. Hunt, certain amounts included in the table, including the amounts in the "Salary" column, are paid in his local currency, pounds sterling, and converted to dollars. His salary in pounds sterling for fiscal years 2001, 2002 and 2003 was £159,868, £166,422 and £174,579.

Stock Options

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options/SARS Granted (#)	% of Total Options/SARS Granted to Employees in Fiscal Year		Exercise or Base Price ($/Sh)	Market Price on Grant Date	Expiration Date	5%($)	10%($)
David E. Berges	333,520 200,000	24.3 14.6	% %	$3.13 2.98	$3.13 2.98	January 6, 2013 March 20, 2013	$656,514 374,821	$1,663,736 949,871
Stephen C. Forsyth	133,700	9.7%		3.13	3.13	January 6, 2013	263,180	666,951
Ira J. Krakower	107,885	7.9%		3.13	3.13	January 6, 2013	212,365	538,175
William Hunt	54,963	4.0%		3.13	3.13	January 6, 2013	108,191	274,178
Joseph H. Shaulson	77,168	5.6%		3.13	3.13	January 6, 2013	151,901	384,946

(1)
The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) set by the executive compensation disclosure provisions of the proxy rules of the SEC and have not been discounted to reflect the present values of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future stock price appreciation of Hexcel common stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION/SAR VALUES

Name	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)(1) (Exercisable/Unexercisable)	Value of Unexercised in the Money Options/SARs at Fiscal Year End ($)(2) (Exercisable/Unexercisable)
David E. Berges	392,709/1,215,811	389,170/3,091,796
Stephen C. Forsyth	463,393/222,366	399,800/986,306
Ira J. Krakower	438,287/180,151	286,606/799,230
William Hunt	221,780/93,129	126,394/408,340
Joseph H. Shaulson	261,053/128,101	172,051/568,136

(1)
Includes (i) 825,000 shares underlying options granted to Mr. Berges under his employment agreement; and (ii) shares underlying options outstanding under the 2003 Incentive Stock Plan as follows: Mr. Berges 783,520; Mr. Forsyth 685,759; Mr. Krakower 618,438; Mr. Hunt 314,909 and Mr. Shaulson 389,154.

(2)
Based on the closing price of $7.41 per share of Hexcel common stock as reported on the New York Stock Exchange Composite Tape on December 31, 2003.

Deferred Compensation

  Pension Plan-U.S. Employees

        Messrs. Forsyth, Krakower and Shaulson participated in the Hexcel Corporation Pension Plan, a tax-qualified defined benefit plan. On December 31, 2000, the benefits under the Pension Plan were frozen and no additional benefits will be earned after that date. The benefit vests in its entirety after five years of employment, and therefore the benefit is 100% vested for each of Messrs. Forsyth, Krakower and Shaulson. As of the end of the 2003 fiscal year, the monthly benefit earned for each of the participating named executive officers was as follows: Mr. Forsyth $667; Mr. Krakower $442 and Mr. Shaulson $498. Benefits are normally payable monthly, as a life annuity, commencing upon the later of the executive's attainment of age 65 or retirement. The benefits are not offset by Social Security or any other amounts. Benefits under the Pension Plan are credited against the supplemental executive retirement agreement benefits of Messrs. Forsyth and Krakower, which are described under the heading "Supplemental Executive Retirement Agreements with Messrs. Forsyth and Krakower" on page 23. Mr. Hunt does not participate in this Pension Plan, but Mr. Hunt is a participant in the Hexcel Composites Limited Pension Scheme as described under the heading "Additional Pension Agreement with Mr. Hunt" on page 24.

Employment and Other Agreements

  Employment Agreement with Mr. Berges

        We entered into an employment agreement with Mr. Berges when he began his employment with us on July 30, 2001. The employment agreement provides for Mr. Berges to be employed as our Chairman and Chief Executive Officer for four years commencing July 30, 2001. After the end of the initial four-year term, the employment agreement will automatically be extended for successive one-year terms unless either Mr. Berges or Hexcel gives at least one year's prior notice to the other that the employment agreement shall not be renewed. Mr. Berges may terminate the employment agreement for good reason or upon 30 days' notice to us. The employment agreement provides for, among other things:

  •
  a sign-on award of $200,000;

  •
  an annual base salary of not less than $550,000, subject to annual review by the compensation committee;

  •
  a target annual bonus opportunity of not less than 100% of annual base salary, and a maximum annual bonus opportunity of not less than 200% of annual base salary, including a guaranteed pro-rated bonus of not less than $229,167 for 2001; and

  •
  participation in all other employee benefit plans available to senior executives, except that Mr. Berges' participation in our annual equity award program during the initial four-year term of the employment agreement is at the discretion of the compensation committee.

        Under the employment agreement, on July 30, 2001 we granted Mr. Berges separate options to purchase 550,000 and 275,000 shares of Hexcel common stock. Each of the options has a term of ten years and an exercise price of $10.50 per share. The option to purchase 550,000 shares becomes exercisable over four years at a rate of one-sixteenth of the shares at the end of each three-month period beginning with the three-month period ending October 31, 2001. The option to purchase 275,000 shares becomes exercisable in full on July 29, 2011, subject to earlier vesting, in part or in whole, if the price of Hexcel common stock reaches defined thresholds. If Mr. Berges' employment with us terminates, the options, to the extent not vested, are forfeited. In the event of a change of control of Hexcel, any unvested options immediately vest and become exercisable.

        In addition, on July 30, 2001 Mr. Berges received 90,000 restricted shares of Hexcel common stock. The restricted shares could not be sold or transferred until they vested and the restrictions lapsed. On March 31, 2002, 18,000 restricted shares vested and the restrictions on those shares lapsed. On March 31, 2003, the remaining 72,000 restricted shares vested, and the restrictions on those shares lapsed.

        Upon termination of employment under certain circumstances, we will make payments to Mr. Berges and continue his participation in our benefit plans for a limited period of time. The amounts payable to Mr. Berges vary depending upon the circumstances of termination of employment:

  •
  for termination by us other than for disability and other than for cause, or by Mr. Berges for good reason, Mr. Berges will be entitled to receive a payment equal to two times the sum of his base salary at that time and average bonus over the last three years;

  •
  for termination by us other than for disability and other than for cause, or by Mr. Berges for good reason, in each case during a period which qualifies as a potential change in control or within two years after a change in control, Mr. Berges receives three times the sum of his base salary at that time and average bonus over the last three years; and

  •
  for termination due to death or disability, Mr. Berges will be entitled to receive his salary through the date of termination plus an annual bonus prorated for the portion of the year he was employed.

        We will continue Mr. Berges' participation in our benefit plans for up to three years depending on the circumstances of termination. If we terminate Mr. Berges for cause or Mr. Berges terminates employment without good reason, Mr. Berges will be entitled to receive only unpaid amounts owed to him through the date of termination. In the event payments to Mr. Berges would result in the imposition of any excise tax on "excess parachute payments," the payments and benefits to which Mr. Berges is otherwise entitled may be reduced to the extent necessary to maximize the after-tax amount received by him.

        Mr. Berges has agreed not to compete with us for two years or three years after termination of employment, depending on whether termination occurs under circumstances described in the first bullet point or second bullet point above.

  Supplemental Executive Retirement Agreement with Mr. Berges

        We also entered into a supplemental executive retirement agreement with Mr. Berges upon his commencing employment with us on July 30, 2001. This agreement provides a benefit intended to supplement Mr. Berges' retirement income from our other retirement programs. The normal retirement benefit under the agreement for retirement at age 65 is a monthly payment equal to the product of Mr. Berges' final average pay, benefit percentage, and vesting percentage, minus the qualified pension benefits. Final average pay is Mr. Berges' monthly compensation, which includes salary and bonus without reduction for amounts deferred, for the highest paid 36 months of Mr. Berges' final 60 months of employment. The benefit percentage is a percentage, based on a formula, which increases with each month of continuous service with us up to 156 months. The vesting percentage is 100% if Mr. Berges has completed at least 60 months of continuous service with us, otherwise it is 0%. Qualified pension benefits are the actuarially determined monthly value of the vested contributions made by us under our defined contribution retirement plans deemed increased at a 6% per annum rate of return.

        If Mr. Berges' employment terminates, we will pay the normal retirement benefit to him starting the month after his employment terminates and ending with his death, or, if later, after 120 payments have been made. Any payments made after his death shall be made to his surviving beneficiary or estate. Upon certain terminations within two years after a change in control, termination by us without cause, or termination by Mr. Berges for good reason, we will pay Mr. Berges a lump sum equal to the actuarial present value of a monthly benefit starting in the month after his employment terminates, computed using a vesting percentage of 100% and continuous service equal to Mr. Berges' actual continuous service plus, in the case of a change of control, 36 months, and in the case of termination by us without cause or by Mr. Berges for good reason, 12 months, with the benefit reduced by 3% per year for each year by which his termination precedes his attaining age 65. If Mr. Berges' employment terminates due to a disability, he will receive a monthly benefit in an amount equal to the product of his final average pay and benefit percentage, less his qualified pension benefits. No benefits are payable if Mr. Berges is terminated for cause. In addition, Mr. Berges may elect to provide certain survivorship benefits to a designated beneficiary, but the benefit payable to Mr. Berges shall be reduced to reflect the actuarial equivalence of the survivorship benefit elected. Mr. Berges may generally elect the form of payment of benefits between receiving a monthly amount or a lump sum amount.

        If Mr. Berges had retired at December 31, 2003, assuming a vesting percentage of 100%, his normal retirement benefit under his supplemental executive retirement commencing at age 65 would equal approximately $14,975 per month.

  Severance Agreements with Messrs. Forsyth, Krakower and Shaulson

        In February 1999, we entered into severance agreements with Messrs. Forsyth, Krakower and Shaulson. These severance agreements provide that we will make a termination payment to the executive, and continue his participation in our benefit plans for a limited period of time, upon termination of employment under certain circumstances. The amounts payable to the executive vary depending upon the circumstances of termination of employment:

  •
  for termination by us other than for disability and other than for cause, or by the executive for good reason, the executive receives a payment equal to one year's salary plus average bonus over the last three years; and

  •
  for termination by us other than for disability and other than for cause, or by the executive for good reason, during a period of a potential change in control or within two years after a change in control, the executive receives three times the payment described in the bullet point above.

        If payments to the executive would result in the imposition of any excise tax on "excess parachute payments," the payments may be reduced to maximize the after-tax amount received by the executive. The executive agrees not to compete with us for one year or three years after termination of employment depending on whether termination occurs under circumstances described in the first or second bullet point above.

  Supplemental Executive Retirement Agreements with Messrs. Forsyth and Krakower

        In May 2000, we agreed to provide each of Messrs. Forsyth and Krakower with a benefit intended to supplement the executive's retirement income from our other retirement programs and social security. The normal retirement benefit under the supplemental executive retirement agreement for retirement at age 65 is a monthly payment equal to the product of the executive's final average pay, benefit percentage, and vesting percentage, minus the qualified pension benefits. Final average pay is the executive's monthly compensation, which includes salary and bonus without reduction for amounts deferred, for the highest paid 36 months of the executive's final 60 months of employment. The benefit percentage is a percentage, based on a formula, which increases with each month of continuous service with us. Based on years of service, the vesting percentage is 100% for each of Messrs. Forsyth and Krakower. Qualified pension benefits are the actuarially determined monthly value of the vested benefits under the pension plan, and the vested contributions made by us under our defined contribution plans deemed increased at a 6% per annum rate of return. In addition, for Mr. Forsyth, qualified pension benefits include any other similar benefits Mr. Forsyth is entitled to as a result of his employment with any of our current or former affiliates.

        If the executive's employment terminates, we will pay the normal retirement benefit to the executive starting the month after his employment terminates and ending with his death, or, if later, after 120 payments have been made. Any payments made after death shall be made to the executive's surviving beneficiary or estate. Upon certain terminations within two years after a change in control, termination by us without cause, and termination by the executive for good reason, the executive will be paid a lump sum equal to the actuarial present value of the normal retirement benefit, computed using a vesting percentage of 100% and continuous service equal to the executive's actual continuous service plus, in the case of a change of control, 36 months, and in the case of termination by us without cause or by the executive for good reason, 12 months. If the executive's employment terminates due to a disability, he will receive a monthly benefit in an amount equal to the product of the executive's final average pay and benefit percentage, less the executive's qualified pension benefits. No benefits are payable if the executive is terminated for cause. In addition, the executive may elect to provide certain survivorship benefits to a designated beneficiary, but the benefit payable to the executive will be reduced to reflect the actuarial equivalence of the survivorship benefit elected. The executive may generally elect the form of payment of benefits between receiving a monthly amount or a lump sum amount.

        If Mr. Forsyth had retired at December 31, 2003, his normal retirement benefit under his supplemental executive retirement agreement payable commencing at age 65 would equal approximately $17,982 per month. For Mr. Krakower, the amount would be $9,945 per month.

  Additional Pension Agreement with Mr. Hunt

        Mr. Hunt participates in the Hexcel Composites Limited Pension Scheme, a United Kingdom pension plan, which includes limitations on the earnings that can be included for determination of a pension. We have agreed to provide Mr. Hunt with an additional pension designed to provide, when combined with the pension scheme and other benefits, a pension Mr. Hunt would receive if there were no earnings limitation under the pension scheme. The amount of Mr. Hunt's pension is equal to approximately 69% of his salary for the year prior to retirement. Mr. Hunt may also choose to receive all or part of his benefit in a lump sum. Pension payments increase annually at the lesser of 5% and the retail price index. If Mr. Hunt continues to be employed by us at his current base salary until age 65, Mr. Hunt would receive an annual benefit of $190,292. If Mr. Hunt's base salary during the year prior to his retirement at age 65 increased to 120% of his current base salary, he would receive an annual benefit of $228,350.

Compensation Committee Report

        The compensation committee is made up of five members of the board of directors each of whom is independent. We are accountable to the board of directors to develop, monitor, and manage the compensation and benefit programs at Hexcel including the administration of all cash and stock incentive plans. Each year we specifically review and authorize the base salaries, cash and equity incentives and other forms of compensation for the executive officers of Hexcel, including the named executive officers. In making these reviews, we consider prevailing compensation practices among a group of companies that we refer to as the "comparator group." The comparator group includes a peer group of companies that help ensure that our benchmarks for compensation decisions reasonably reflect Hexcel's labor market. The comparator group is the same group of companies identified as the current comparator group whose total shareholder return is disclosed in the performance graph.

        Hexcel's compensation programs are aligned with our beliefs that

  •
  Base salaries in the aggregate should approximate the median levels for similar positions in the comparator group.

  •
  Annual cash incentives at target performance should represent a significant portion of total cash compensation for key employees, and should provide meaningful risk and reward for variations in performance from target levels

  •
  Long-term cash and stock incentives should represent a significant portion of total compensation to promote retention of key employees and creation of long-term stockholder value

  •
  Qualities such as experience, skill level, potential for promotion, and individual contributions in support of specific corporate and business unit objectives should also be considered in determining compensation

        We believe that utilizing a compensation program reflecting these principles enables Hexcel to attract and retain highly qualified employees, aligns management and stockholder interests, and should enhance the financial returns to Hexcel's stockholders. During 2003, we reviewed the total compensation provided to executives, including the named executive officers, to ensure that executive compensation is consistent with these principles. We were guided in our review by an independent compensation consultant who provided data on competitive compensation practices relevant to our review. Each component of executive compensation is described more fully below.

  Base Salary

        We have established base salaries for executives that, in the aggregate, approximate the median salaries of comparable positions within the market data reviewed. Effective January 2004 we approved salary increases for the named executive officers, other than the Chief Executive Officer, which averaged 3.7% over 2003 salaries.

  Annual Incentives

        Hexcel maintains the Management Incentive Compensation Plan ("MICP") to provide for an annual cash bonus opportunity to a group of key employees including executive officers. At the beginning of each year we establish performance goals against which potential bonus awards are determined at the completion of the year. The performance goals for 2003 were based on corporate and/or business unit adjusted EBITDA, corporate operating cash flow and achievement of individual objectives. For the named executive officers, other than the Chief Executive Officer, target awards ranged from 50% to 55% of base salary according to executive position. Bonus payments could have ranged between 0% and 200% of target awards depending on the degree of attainment of performance goals. Based on our assessment of attainment of goals, MICP awards for 2003 to the named executive officers, other than the Chief Executive Officer, averaged 105% of their target awards.

  Equity-Based Incentives

        Hexcel's incentive stock plans authorize, among other things, the grant of nonqualified stock options and restricted stock units. We have the authority to determine the terms and conditions of the awards, such as the exercise price and duration of options, vesting schedules and terms related to termination of employment.

        Grants of stock incentives are based on our assessment of competitive practices, individual performance and the need to provide retention and incentive mechanisms. In January 2003, we approved the grant of 373,716 nonqualified stock options and 102,262 restricted stock units to the named executive officers, not including the Chief Executive Officer, and we approved the grant of 465,432 nonqualified options and 136,466 restricted stock units to a group of key employees. The exercise prices of the options were at the fair market value of Hexcel common stock on the date of grant.

  Chief Executive Officer Compensation

        In determining Mr. Berges' total compensation, with the assistance of a compensation consultant, we consider prevailing compensation practices for comparable executive positions regarding salaries, short and long-term cash and stock incentives, and other elements of compensation. We also consider the financial and non-financial performance of Hexcel during the relevant period. Mr. Berges' base salary was increased effective January 2003 from $700,000 to $725,000.

        Mr. Berges' target award under the MICP program for 2003 was 100% of his 2003 base salary, and his performance goals were based on achievement of adjusted corporate EBITDA and corporate operating cash flow targets. The award made to Mr. Berges for 2003 achievement against these goals was 107% of his MICP target award.

        In establishing Mr. Berges' annual long-term incentive compensation for 2003, we awarded him 333,520 nonqualified stock options and 91,262 restricted stock units in January 2003, and 200,000 nonqualified stock options pending the closing of the preferred stock sale and related financing in May 2003. The exercise price of each option grant was the fair market value of Hexcel common stock on the date of grant.

  Long Term Incentive Plan

        Historically, Hexcel's long-term compensation program for key employees had been entirely equity-based. In 2002, we determined that it would be beneficial to Hexcel to introduce a cash component into the program that would be available to reduce potential stockholder dilution arising from equity grants. On February 27, 2002 the board of directors adopted the Hexcel Corporation Long Term Incentive Plan ("LTIP") to provide cash incentives to, and promote retention of, key employees who have a direct and measurable opportunity to advance Hexcel's long-term goals. The LTIP provides for cash incentive payments based on the attainment of corporate or business unit performance goals established at the beginning of each performance period. Performance goals may also take into account individual performance objectives. A performance period is any period of at least eight fiscal quarters. LTIP participants generally do not receive equity grants.

        We have established performance goals under the LTIP for the 2003-2004 performance period for a group of key employees. These performance goals are based on levels of Hexcel's adjusted EBIDTA for the period from January 1, 2003 to December 31, 2004. No executive officer, and no key employee who received an equity-based incentive in 2003, has been designated to receive an award under the LTIP with respect to the 2003-2004 performance period.

  Stock Ownership Guidelines

        Effective January 1, 1998 the board of directors approved the implementation of Hexcel common stock ownership guidelines for members of senior management and directors. The number of shares for any person is calculated at the time the person becomes a member of senior management or a director, and is equal to a multiple of annual salary or retainer fee divided by the Hexcel common stock price. The multiple is five times salary for the Chief Executive Officer, three times salary for corporate vice presidents and business unit presidents and three times annual retainer fees for directors. All persons covered by the guidelines are expected to increase ownership towards the guideline amounts progressively over three years. However, as a term of Mr. Berges' employment agreement, he is permitted a period of five years to accumulate a sufficient number of shares of common stock. We believe that investments in Hexcel common stock at these guideline levels will benefit stockholders by further aligning the personal financial interests of executives and directors with those of Hexcel's investors, thereby promoting decision-making that maximizes stockholder value.

        We monitor compliance with the guidelines by all executive officers and directors at least annually. Currently each director and executive officer is in compliance with the guidelines including increasing his or her ownership towards the requisite amount of shares by the applicable date.

  Tax Deductibility of Compensation

        It is our policy to consider whether particular payments and awards are deductible to Hexcel for federal income tax purposes, along with other factors that may be relevant in setting executive compensation practices. Consistent with this policy and in response to the regulations regarding the deductibility of executive compensation under the Internal Revenue Code, we take appropriate steps to optimize deductibility except where the best interests of Hexcel call for a different compensation design. Our stockholders are being asked at the Annual Meeting to approve the Management Incentive Compensation Plan to qualify certain awards as deductible for federal tax purposes pursuant to Section 162(m) of the Internal Revenue Code.

                      Martin L. Solomon, Chair
                      H. Arthur Bellows, Jr.
                      Sandra L. Derickson
                      Sanjeev K. Mehra
                      Robert J. Small
                          The Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

        The following directors were members of the compensation committee during 2003: Sandra L. Derickson, H. Arthur Bellows Jr. (Mr. Bellows joined the committee on March 19, 2003), Marshall S. Geller (until he resigned from the board on March 19, 2003), Sanjeev K. Mehra, Robert J. Small (beginning on March 19, 2003, the date he joined the board) and Martin L. Solomon. For information regarding our relationship with the Goldman Sachs investors, an affiliate of which Mr. Mehra is a Managing Director, and for information regarding our relationship with the Berkshire/Greenbriar investors, an affiliate of which Mr. Small is a Managing Director, see "Certain Relationships and Related Transactions—Relationship with the Goldman Sachs investors and the Berkshire/Greenbriar Investors" on page 36.

Equity Compensation Plan Information

				(c)
				Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(1))
	(a)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		(b)
Plan Category			Weighted-average exercise price of outstanding options, warrants and rights(2)
Equity compensation plans approved by security holders	8,329,746	(3)	$8.13	6,429,473	(4)
Equity compensation plans not approved by security holders	825,000		$10.50	0
Total	9,154,746		$8.36	6,429,473	(4)

        The only equity compensation arrangements in which equity securities were authorized that have not been approved by stockholders are two option agreements with Mr. Berges entered into in connection with his employment agreement, as described under the heading "Employment Agreement with Mr. Berges" on page 21.

(1)
All numbers in these columns refer to shares of Hexcel common stock.

(2)
Excludes the restricted stock units referred to in note 4 below.

(3)
Includes 663,929 shares of common stock issuable upon the vesting and conversion of restricted stock units.

(4)
Includes (i) 5,950,663 shares of common stock available for future issuance under the Hexcel Corporation 2003 Incentive Stock Plan, which shares of common stock could be issued in connection with awards other than options, warrants or rights; (ii) 247,465 shares reserved for issuance under the Management Stock Purchase Plan; (iii) 7,829 shares of common stock subject to options as of December 31, 2003 under, and purchased in January 2004 pursuant to, the terms of the Hexcel Corporation 1997 Employee Stock Purchase Plan; and (iv) 223,516 shares of common stock that could after December 31, 2003 become subject to options under, and therefore purchased under, the terms of the Hexcel Corporation 1997 Employee Stock Purchase Plan.

Compensation of Directors

        Nonemployee directors are compensated for services as directors with an annual retainer of $30,000 payable quarterly. Nonemployee directors are also paid $1,200 for each board of directors meeting and $600 for each committee meeting attended. Committee chairs, other than the audit committee chair, are paid an additional $3,000 annually; the chair of the audit committee is paid an additional $5,000 annually. Mr. Berges does not receive any additional compensation as a member of the board of directors.

        In January 2003, the board of directors offered each non-employee director other than Messrs. Mehra and Sacerdote the opportunity to receive his or her 2003 annual retainer in the form of discounted nonqualified stock options. Each such director was given the option to, in lieu of a portion (between 25% and 100%) of his or her annual retainer (including any retainer paid to the director as a committee chair), elect to receive that number of stock options determined by dividing the dollar amount of such portion by the exercise price of the stock option. The exercise price of each stock option is 50% of the fair market value of a share of Hexcel common stock on the date the options were granted. The options vest ratably over the twelve months after grant and expire ten years from the date of grant. In accordance with elections made by participating directors, the following nonqualified options were granted on January 6, 2003 at an exercise price of $1.565 per share to each of the named directors: Mr. Solomon—21,086; Ms. Derickson—14,377; Messrs. Gaffney and Bellows—9,585.

        In December 2003 the Incentive Stock Plan was revised to eliminate the "formula grants" of an option to purchase 10,000 shares awarded upon a non-employee director joining the board and an option to purchase 2,000 shares awarded each year upon re-election to the board following the annual meeting. Instead, upon a director joining the board, and each year upon re-election to the board, the board will, taking into consideration board compensation practices of comparable companies and any other factors the board deems relevant, determine the type and amount of equity award to be granted to each non-employee director. In accordance with the "formula grant" provisions of the Incentive Stock Plan in effect prior to December 2003, Mr. Campbell received an option to purchase 10,000 shares of stock at fair market value on November 3, 2003, the date he joined our board, and each non-employee director received an option to purchase 2,000 shares on May 22, 2003, the date of our 2003 annual meeting of stockholders.

        Based on information provided to us, the Goldman Sachs investors are the beneficial owners of all cash and equity-based compensation received by Messrs. Mehra and Sacerdote for their services as directors of Hexcel, and the Berkshire/Greenbriar investors are the beneficial owners of all cash and equity-based compensation received by Messrs. Beckman and Small for their services as directors of Hexcel.

MANAGEMENT INCENTIVE COMPENSATION PLAN

General

        Hexcel maintains the Management Incentive Compensation Plan, which provides for annual cash incentive awards to be granted to eligible participants at the discretion of the compensation committee. On April 12, 2004, the compensation committee approved an amendment and restatement of the plan, subject to stockholder approval. The amended and restated plan, which we refer to simply as the "plan," is being submitted to stockholders to meet the stockholder approval requirement of Section 162(m) of the Internal Revenue Code for qualified performance-based compensation. Below is a summary description of the material provisions of the plan. This description is qualified by the full text of the plan, which is included as Annex B to this proxy statement.

Description of the Principal Features of the Plan

  Purposes

        The purpose of the plan is to attract and retain highly qualified executives and key employees and to advance our interests by providing a cash incentive award for employees who have a direct, measurable opportunity to advance our goals. The plan is also designed to preserve our tax deduction for annual incentive compensation paid to the Chief Executive Officer in accordance with Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to named executive officers. However, compensation which qualifies as "performance-based" is exempt from the $1 million limitation. In order for compensation paid under the plan to a covered person to qualify for this exemption, the material terms of the plan must be approved by stockholders every five years and payments to the executive officer must be based solely on the attainment of pre-established, objective performance goals and must be computed by a pre-established, objective formula or standard.

  Administration

        The plan is administered by the compensation committee. The compensation committee decides who participates in the plan and establishes incentive awards, performance goals and all other material terms of awards for each participant.

  Eligibility

        Any of our employees or officers selected by the compensation committee is eligible to receive an award under the plan.

  Awards

        The plan provides for cash incentive awards as a percentage, which may exceed one hundred percent, of a target incentive award amount established for each participant. The percentage used to determine an award is based on the degree of achievement of performance goals. Performance goals may be based upon one or more of a variety of indicators, including the level of debt, inventory turns, cash flow, working capital, EBITDA, earnings per share, return on equity, revenue, return on net assets relating to Hexcel or a subsidiary or business unit of Hexcel, and Hexcel's stock price. Performance goals may also include any objective or subjective performance measurement relating to Hexcel, a subsidiary or business unit that the compensation committee deems appropriate, as well as individual performance objectives.

        The compensation committee has the discretion to increase the amount of any award otherwise payable to a participant, other than for an award intended to meet the requirements of Section 162(m). The compensation committee also may decrease or eliminate the amount payable to any participant.

An award may be increased or decreased to reflect a participant's individual performance or as a result of other factors the compensation committee deems to be relevant. The amount of an award payable to the Chief Executive Officer for any year cannot exceed $2,000,000. Prior to the amendment and restatement of the plan, the maximum annual award to the Chief Executive Officer was $1,500,000. This is the only difference between the existing plan and the amended and restated plan other than the modification or addition of certain financial performance goals and a revision of the definition of "change of control" to reflect that the Berkshire/Greenbriar investors purchased preferred stock in March 2003.

        An award is generally payable in cash as soon as practicable after the end of the year and certification by the compensation committee of the degree of achievement of the relevant performance goals.

  Amendment and Termination

        The compensation committee has the authority to amend, suspend or terminate the plan at any time. No amendment, suspension or termination of the plan may adversely affect the payment of any award for a year that has already ended, or the payment of an award due upon the occurrence of a change in control, without the consent of the participant.

Plan Benefits

        Awards under the plan are granted at the discretion of the compensation committee and performance criteria may vary from year to year and from participant to participant. Therefore, benefits under the plan are generally not determinable.

        On January 27, 2004, the compensation committee approved performance goals and aggregate target awards for the 2004 fiscal year for a group of key employees, including the Chief Executive Officer. These performance goals are based primarily on levels of corporate or business unit adjusted EBITDA and operating cash flow for the period from January 1, 2004 to December 31, 2004. For each participant except the Chief Executive Officer, a component of the individual's target award is also based on personal objectives. The target award for the Chief Executive Officer provides for a cash bonus equal to 80% of the Chief Executive Officer's 2004 salary, while the actual award could range from zero to 160% of the Chief Executive Officer's 2004 salary depending on the extent to which the predetermined performance goals are met or exceeded. The Chief Executive Officer also has been granted a separate target award, outside the plan, which is equal to 20% of his 2004 salary but can vary from zero to 40% of the Chief Executive Officer's salary, which is based on personal objectives and is subject to the discretion of the compensation committee.

Federal Income Taxes

        Participants will recognize income only upon the receipt of cash under an award.

Vote Required

        Approval of the plan requires the vote of a majority of the votes cast in person or by proxy at the Annual Meeting. In determining whether the proposal to approve the plan receives the required number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Brokers may not vote shares held for a customer without specific instructions from the customer. Broker non-votes will be disregarded and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
APPROVAL OF THE MANAGEMENT INCENTIVE COMPENSATION PLAN

PERFORMANCE GRAPH

The following graph indicates our total return to our stockholders during the past five years, as compared to the total returns of the Standard & Poor's 500 Composite Stock Price Index, Media General Aerospace/Defense Products and Services Index and a comparator group consisting of companies chosen by the compensation committee in 2003 to help ensure that the committee's benchmarks for compensation decisions reasonably reflect our labor market.

Comparison of Five-Year Cumulative Total Stockholder Return

Date	Hexcel Corporation	S&P 500	Media General Aerospace/Defense(1)	Current Comparator Group(2)(3)	Former Comparator Group(3)(4)
December 1998	$100.00	$100.00	$100.00	$100.00	$100.00
December 1999	$66.42	$121.01	$79.59	$122.07	$117.96
December 2000	$106.72	$109.99	$101.02	$112.48	$131.97
December 2001	$36.78	$96.98	$91.98	$117.20	$91.36
December 2002	$35.82	$75.59	$90.11	$112.77	$90.02
December 2003	$88.48	$97.24	$132.36	$151.67	$110.01

        Assumes quarterly reinvestment of dividends.

(1)
Data provided by Media General Financial Services.

(2)
The current comparator group consists of Air Products and Chemicals, Inc., The Dow Chemical Company, Ecolab Inc., Engelhard Corporation, FMC Corporation, W.R. Grace & Co., IMC Global Inc., Millenium Chemicals Inc., PPG Industries, Inc., Praxair, Inc., and Rohm and Haas Company. In December 2003, the compensation committee, after being guided by an outside consultant and in an effort to evaluate our executive compensation level and practices against an appropriate comparator group, determined that the chemicals industry best represents our competitors for this purpose. The compensation committee also determined that, to be consistent, we should use this same group of chemicals companies as our comparator group for purposes of comparing stockholder return.

(3)
The return is determined by assuming dividends are reinvested quarterly, adjusting for spin-offs and other special dividends, and weighing the issuers for stock market capitalization on a quarterly basis.

(4)
The former comparator group consisted of Albemarle Corp., Alliant Techsystems Inc., Corning Inc., Engelhard Corp., Gencorp Inc., General Dynamics Corp., Great Lakes Chemical, H.B. Fuller Co., Hercules Inc., Lockheed Martin Corp., Millennium Chemicals, Inc., Owens Corning, PPG Industries Inc., Raytech Corp., Rohm and Haas Company, SPS Technologies Inc. and W.R. Grace and Co.

AUDIT COMMITTEE REPORT

        The audit committee is responsible for assisting the board's oversight of the integrity of Hexcel's financial statements, Hexcel's compliance with legal and regulatory requirements, Hexcel's independent auditor's qualifications, independence and performance, and Hexcel's internal audit function. We also recommend to the board of directors, subject to stockholder ratification, the selection of Hexcel's independent auditors. We operate under a written charter adopted and approved by the board of directors on February 12, 2004, which is included as Annex A to this Proxy Statement.

        Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with Generally Accepted Accounting Principles in the United States. Hexcel's independent auditors are responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States. Our responsibility is to monitor and review these processes.

        We held twelve meetings in 2003, held numerous discussions with management and met in executive session, without management, with PricewaterhouseCoopers LLP, Hexcel's independent auditors. We also met in executive session, without management present, with Protiviti Inc., which performs the internal audit function for Hexcel. We have reviewed and discussed the consolidated financial statements with management and the independent auditors. We discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        Hexcel's independent auditors also provided the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and we discussed with the independent auditors their independence.

        Based on our review and the discussions referred to above, we recommended that the board of directors include Hexcel's audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC. We have also recommended the selection of Hexcel's independent auditors and, based on our recommendation, the board of directors has selected PricewaterhouseCoopers LLP as Hexcel's independent auditors for 2004, subject to stockholder ratification.

                      H. Arthur Bellows, Jr., Chair
                      Jeffrey C. Campbell
                      James J. Gaffney
                      The Members of the Audit Committee

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

General

        We are asking the stockholders to ratify the board of director's appointment of PricewaterhouseCoopers LLP as our independent auditors for 2004. In the event the appointment of PricewaterhouseCoopers LLP is not ratified, the board of directors will consider the appointment of other independent auditors.

        PricewaterhouseCoopers LLP has audited our financial statements annually since 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

Fees

  Audit Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for 2003 for professional services rendered for the audit of our annual financial statements and review of the financial statements included in our Forms 10-Q and services provided in connection with foreign statutory and regulatory filings and engagements were approximately $1,700,000. With respect to 2002, the aggregate amount of such fees was approximately $765,000. As a result of the issuance of our 9 7/8% senior secured notes due 2008, PricewaterhouseCoopers LLP performed additional audit services first in association with the issuance of these notes and then in association with additional financial reporting required in both 2002 and 2003 as a result of the collateral that secures these notes. Approximately $700,000 of the fees billed with respect to 2003 related to these activities.

  Audit-Related Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP in 2003 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not included in the amount for 2003 under "Audit Fees" above was approximately $135,000. These fees related to services performed in connection with a variety of matters, including, among others, a European debt restructuring, benefit plan audits and the consolidation of certain subsidiaries.

        The aggregate fees billed by PricewaterhouseCoopers LLP in 2002 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not included in the amount for 2002 under "Audit Fees" above was approximately $490,000. Over half of these fees related to services performed in connection with the preferred stock sale and valuation services performed in connection with our sale of a portion of a Japanese joint venture. The remainder of these fees related to, among other things, an internal European debt restructuring, certain European statutory consolidations and benefit plan audits.

  Tax Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP in 2003 for professional services rendered for tax compliance, tax advice and tax planning was approximately $250,000. These fees related primarily to services performed in connection with European tax compliance and a French restructuring.

        The aggregate fees billed by PricewaterhouseCoopers LLP in 2002 for professional services rendered for tax compliance, tax advice and tax planning was approximately $84,000. These fees related primarily to services perfomed in connection with European tax compliance, a review of certain European intercompany distribution agreements, a German tax audit, and transfer pricing analysis.

  All Other Fees

        There were no fees billed by PricewaterhouseCoopers LLP for professional services rendered to us during the fiscal years ended December 31, 2003 and 2002, other than as described above.

Audit Committee Pre-Approval Policies and Procedures

        Our audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

        Rule 2-01(c)(7)(i) under SEC Regulation S-X provides that a company's independent auditors can provide certain non-audit services without the prior approval of the audit committee if certain conditions are met, including that the services are brought promptly to the attention of, and approved by, the audit committee. In accordance with our policy requiring pre-approval of all services to be rendered by our independent auditors, none of the services described above under "Audit Fees," "Audit-Related Fees" and "Tax Fees" were approved by the audit committee pursuant to this rule.

Vote Required

        The ratification of the appointment of PricewaterhouseCoopers LLP requires the vote of a majority of the votes cast in person or by proxy at the annual meeting once a quorum is present. Brokers may vote shares held for a customer without specific instructions from the customer. Abstentions will be counted and will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

        On March 19, 2003, we consummated the preferred stock sale and issued 77,875 shares of series A preferred stock and 77,875 shares of series B preferred stock to the Berkshire/Greenbriar investors for $77,875,000 in cash. As part of the preferred stock sale we also issued 47,125 shares of series A preferred stock and 47,125 shares of series B preferred stock to the Goldman Sachs investors for $47,125,000 in cash. These purchases were made under the terms of separate stock purchase agreements we entered into with each of the Goldman Sachs investors and the Berkshire/Greenbriar investors on December 18, 2002. Each of the Goldman Sachs investors and the Berkshire/Greenbriar investors obtained the funds for the purchase of the preferred stock through capital contributions by their investors.

        Upon the consummation of the preferred stock sale, we entered into an amended and restated
governance agreement and an amended and restated registration rights agreement with the Goldman
Sachs investors, and a stockholders agreement and a registration rights agreements with the Berkshire/Greenbriar investors. Each of these agreements, and each of the stock purchase agreements, is summarized below.

        On December 19, 2000, LXH, L.L.C. and LXH II, L.L.C., two limited liability companies which are Goldman Sachs investors, acquired 14,525,000 shares of Hexcel common stock from Ciba Specialty Chemicals Holding Inc. for an aggregate purchase price of $159,775,000. We refer to these two limited liability companies as the "LXH purchasers." The purchase price was comprised of $123,462,500 in cash and two 7.5% secured promissory notes due December 31, 2004 issued by the LXH purchasers to Ciba for an aggregate principal amount of $36,312,500. At the time of this purchase, we entered into a governance agreement and registration rights agreement with the Goldman Sachs investors, each of which was amended and restated upon the closing of the preferred stock sale. In addition, we entered into an agreement dated October 11, 2000 in which we made representations and warranties to the LXH purchasers and provided the LXH purchasers with indemnification, subject to limitations, for losses suffered as a result of breaches by us of the representations and warranties. This agreement with the LXH purchasers is summarized below.

        The LXH purchasers entered into two pledge agreements with Ciba. Under these agreements, the LXH purchasers granted to Ciba a security interest in all shares of our common stock held by them to secure the payment of the promissory notes issued by the LXH purchasers as part of the purchase price for the shares. Absent a default under the promissory notes, the LXH purchasers have the right to vote all shares of our common stock held by them. If there is a default under a promissory note, then as long as the default continues, Ciba has the right to vote all shares of our common stock held by the LXH purchasers that were pledged to Ciba to secure payment under that note. In addition, after a default under a promissory note, Ciba has the right to acquire all shares of our common stock held by the LXH purchasers pledged to Ciba to secure payment under that note. Under an agreement entered into between us and Ciba, if Ciba acquires enough shares of our common stock from the LXH purchasers such that Ciba holds in excess of 10% of our outstanding common stock, then so long as Ciba holds greater than 10% of our outstanding common stock Ciba is prohibited from transferring its shares of our common stock except for

  •
  transfers among Ciba and its subsidiaries, or

  •
  in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act in a manner designed to achieve a broad distribution (generally meaning that no third party acquiring voting securities in the transaction will hold more than 5% of our total voting power after the transaction).

Relationship with the Goldman Sachs investors and the Berkshire/Greenbriar investors

  Stock Purchase Agreements

        On December 18, 2002, we entered into separate stock purchase agreements with each of the Goldman Sachs investors and the Berkshire/Greenbriar investors in which all parties agreed to consummate the preferred stock sale. The stock purchase agreements contained similar, but not identical, terms including customary representations and warranties, covenants, closing conditions, "no-shop" and termination provisions, and provided for the payment by us of certain fees to, and expenses of, the Goldman Sachs investors and the Berkshire/Greenbriar investors. The stock purchase agreement with the Goldman Sachs investors also required the Goldman Sachs investors to vote their common stock in favor of the preferred stock sale and related matters, subject to conditions.

        Under the stock purchase agreements, we agreed to indemnify the Berkshire/Greenbriar investors and the Goldman Sachs investors for any losses they incur arising from a breach of any representations, warranties or covenants made by us, or from any actual or threatened litigation against them in connection with the preferred stock sale. The Berkshire/Greenbriar investors and the Goldman Sachs investors agreed to indemnify us for any losses we incur arising from a breach of any of their respective representations, warranties or covenants.

        With respect to any indemnification claims made by any party for breaches of representations and warranties, the party providing indemnification is responsible only for amounts in excess of $2 million. The maximum amount payable by a party providing indemnification is $20 million in the case of the Berkshire/Greenbriar stock purchase agreement, and $10 million in the case of the Goldman Sachs stock purchase agreement. However, the maximum amount payable by us for losses incurred due to our breach of the representations and warranties relating to our SEC filings is equal to the purchase price provided for in the relevant stock purchase agreement.

  Governance Agreement and Stockholders Agreement

        Corporate Governance.    Under the governance agreement, we have agreed to cause any slate of nominees for election to the board of directors to consist of up to three nominees of the Goldman Sachs investors. Under the stockholders agreement, we have agreed to cause any slate of nominees for election to the board of directors to consist of up to two nominees of the Berkshire/Greenbriar investors. The remaining nominees must be independent of the Goldman Sachs investors and the Berkshire/Greenbriar investors. You should read the discussion under "Election of Directors" on page 3 for information regarding exactly how many directors the Goldman Sachs investors and the Berkshire/Greenbriar investors are entitled to nominate, which varies based on the percentage of total voting power held by the Goldman Sachs investors and the Berkshire/Greenbriar investors.

        The Goldman Sachs investors currently beneficially own approximately 37.6% of Hexcel's total voting power, and the Berkshire/Greenbriar investors currently beneficially own approximately 35.0% of Hexcel's total voting power. Accordingly, the board of directors is comprised of the following persons:

  •
  Sanjeev K. Mehra, James J. Gaffney and Peter M. Sacerdote, each of whom is a nominee of the Goldman Sachs investors;

  •
  Joel S. Beckman and Robert J. Small, each of whom is a nominee of the Berkshire/Greenbriar investors; and

  •
  H. Arthur Bellows, Jr., David E. Berges (Chairman), Jeffrey C. Campbell, Sandra L. Derickson and Martin L. Solomon, each of whom is neither a nominee of the Goldman Sachs investors nor a nominee of the Berkshire/Greenbriar investors.

        The governance agreement further provides that so long as the Goldman Sachs investors are entitled to designate two or more nominees for election to the board of directors, each committee of the board of directors shall consist of at least one director nominated by the Goldman Sachs investors. The stockholders agreement provides that so long as the Berkshire/Greenbriar investors are entitled to designate two or more nominees for election to the board of directors, each committee of the board of directors shall consist of at least one director nominated by the Berkshire/Greenbriar investors. However, if under the listing standards of the New York Stock Exchange or any other applicable law or rule, no Goldman Sachs investor nominee or Berkshire/Greenbriar nominee is eligible to serve on a particular committee, then that committee will consist solely of non-Goldman Sachs directors and/or non-Berkshire/Greenbriar directors, as the case may be. New directors chosen to fill vacancies on the board of directors are selected as follows:

  •
  if the vacancy is created as a result of a nominee of the Goldman Sachs investors ceasing to serve as a member of the board of directors, then the Goldman Sachs investors shall designate the new director;

  •
  if the vacancy is created as a result of a nominee of the Berkshire/Greenbriar investors to serve as a member of the board of directors, then the Berkshire/Greenbriar investors shall designate the new director; or

  •
  if the new director is to be neither a Goldman Sachs director nor a Berkshire/Greenbriar director, then the new director will be designated by both a majority vote of the group of directors other than the Goldman Sachs directors (as required by the governance agreement) and a majority vote of the group of directors other than the Berkshire/Greenbriar directors (as required by the stockholders agreement).

        If the percentage of total voting power held by the Goldman Sachs investors or the Berkshire/Greenbriar investors decreases, or the Goldman Sachs investors or the Berkshire/Greenbriar investors transfer some of the shares of capital stock held by them, in either case such that the number of directors the Goldman Sachs investors or the Berkshire/Greenbriar investors is entitled to nominate would decrease, then the Goldman Sachs investors or the Berkshire/Greenbriar investors, as the case may be, must cause an appropriate number of directors nominated by the Goldman Sachs investors or the Berkshire/Greenbriar investors, as the case may be, to resign. Any vacancies created by these resignations would be filled by a majority vote of the non-Goldman Sachs directors or non-Berkshire/Greenbriar directors, as the case may be.

        Approvals.    Pursuant to the stockholders agreement and the governance agreement, for so long as the Berkshire/Greenbriar investors or the Goldman Sachs investors beneficially own at least 15% of the total voting power of our voting securities, our board of directors may not approve any of the following actions without the approval of a majority of the directors nominated by the Berkshire/Greenbriar investors and/or a majority of the directors nominated by the Goldman Sachs investors, as the case may be:

  •
  any merger or other business combination involving us, other than a "buyout transaction" (as defined below under "Buyout Transactions"), if the value of the transaction, when added together with the value of all similar transactions during the previous 12 months, exceeds the greater of $75 million and 11% of our total assets;

  •
  any sale, transfer, conveyance, lease or other disposition or series of related dispositions of any of our assets, businesses or operations, other than a buyout transaction, if the value of the assets, business or operations disposed of in this manner during the prior 12 months exceeds the greater of $75 million and 11% of our total consolidated assets; or

  •
  any issuance by us or any of our significant subsidiaries of equity securities, with exceptions for employee and director benefit plans, intercompany issuances, conversion of outstanding securities and issuances in connection with any mergers or other business combinations involving us which are approved by our board of directors, if the consideration received by us for similar transactions, including the proposed transaction, during the prior 12 months exceeds $25 million.

        For so long as any directors nominated by the Berkshire/Greenbriar investors or the Goldman Sachs investors are serving on our board of directors, any board action will require the approval of at least six directors, at least two of whom must be non-investor directors. In the event that our board consists of fewer than six directors, any board action will require the approval of all directors.

        Each of the Berkshire/Greenbriar investors and the Goldman Sachs investors have agreed with us that, in any election of directors or at any meeting of our stockholders called for the removal of directors, so long as our board of directors includes, and will include after the removal, any director nominated by such investors, such investors will be present for purposes of establishing a quorum and will vote their shares of our voting securities

  •
  in favor of any nominee for director selected in accordance with the governance agreement or stockholders agreement, as the case may be, and

  •
  against the removal of any director selected in accordance with the governance agreement or stockholders agreement, as the case may be.

        Other than voting for the election of directors and as provided below under "Standstill," the Berkshire/Greenbriar investors and the Goldman Sachs investors are free to vote their shares of our voting securities as they wish except:

  •
  in connection with an offer for a buyout transaction, in which case other restrictions apply, which are described below under "Buyout Transactions"; and

  •
  each of the Berkshire/Greenbriar investors and the Goldman Sachs investors must vote against any amendment to our certificate of incorporation that would modify the indemnification provisions in a manner which would adversely affect the persons who are entitled to indemnification.

        Standstill.    Each of the Berkshire/Greenbriar investors and the Goldman Sachs investors has agreed, subject to specific exceptions, that without the approval of a majority of all of the directors, which majority must include at least two non-investor directors, they will not:

  •
  purchase or otherwise acquire any beneficial ownership of our voting securities, except for

  •
  shares of our common stock issuable upon conversion of our preferred stock

  •
  shares of our common stock acquired through options granted to directors nominated by the investors

  •
  in the case of the Goldman Sachs investors, a limited number of shares of our common stock which may be acquired inadvertently through broker dealer activities

  •
  in the case of the Berkshire/Greenbriar investors, additional voting securities so long as the Berkshire/Greenbriar investors never own more than 39.5% of the total voting power of our voting securities

  •
  enter into, solicit or support any merger or business combination involving us or purchase, acquire, or solicit or support the purchase or acquisition of any portion of our business or assets, except in the ordinary course of business, in nonmaterial amounts or in accordance with the provisions regarding buyout transactions described below;

  •
  initiate or propose any stockholder proposal without the approval of our board of directors or make, or in any way participate in, any solicitation of proxies, as these terms are used in Section 14 of the Securities Exchange Act of 1934, to vote or seek to advise or influence any person or entity with respect to the voting of any of our securities or request or take any action to obtain any list of security holders for such purposes with respect to any matter other than those with respect to which the investors may vote in their sole discretion under the stockholders agreement and governance agreement;

  •
  form or otherwise participate in a group formed for the purpose of acquiring, holding, voting, disposing of or taking any action with respect to the voting securities held by the investors that would be required under Section 13(d) of the Securities Exchange Act of 1934 to file a statement on Schedule 13D with the SEC, other than a group made up of only Berkshire/Greenbriar investors or a group made up of only Goldman Sachs investors;

  •
  deposit any of our voting securities in a voting trust or enter into any voting agreement other than the stockholders agreement or the governance agreement;

  •
  seek representation on our board of directors, remove a director or seek a change in the size or composition of our board of directors, except as provided by the stockholders agreement and the governance agreement;

  •
  make any request to amend or waive any of these standstill provisions, which would require public disclosure under applicable law, rule or regulation;

  •
  disclose any intent, purpose, plan, arrangement or proposal inconsistent with the actions listed above, or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal;

  •
  take any action challenging the validity or enforceability of the actions listed above; or

  •
  assist, advise, encourage or negotiate with respect to or seek to do any of the actions listed above.

        Notwithstanding the foregoing, neither the Berkshire/Greenbriar investors nor the Goldman Sachs investors may acquire, sell, transfer or otherwise dispose of beneficial ownership of any of our voting securities if such action would result in a default, or acceleration of amounts outstanding, under our senior secured credit facility or the indenture governing our outstanding 9 3/4% senior subordinated notes due 2009, unless, prior to such action, any required consents under these debt instruments are obtained. In addition, the Berkshire/Greenbriar investors and the Goldman Sachs investors may propose "buyout transactions" (as defined below) after September 19, 2004, and may participate in buyout transactions proposed by third parties, provided that their actions are consistent with the provisions under "Buyout Transactions" below.

        Buyout Transactions.    The Berkshire/Greenbriar investors and the Goldman Sachs investors are prohibited from proposing or participating in a "buyout transaction" prior to September 19, 2004, except as described below. A "buyout transaction" is generally defined as a tender offer, merger or any similar transaction in which a third party would acquire a majority of our voting securities or a sale of all or substantially all of our assets.

        If we become the subject of a buyout transaction proposed by a third party, and the buyout transaction is approved by a majority of our board of directors and a majority of our "disinterested directors" (as defined below), including two of the non-investor directors, the Berkshire/Greenbriar investors and the Goldman Sachs investors may act in their sole discretion with respect to the buyout transaction.

        If we become the subject of a buyout transaction proposal made by a third party prior to September 19, 2004, and such third party offer either fails to be approved by a majority of our board of directors or is approved by a majority of our board of directors but not by a majority of our disinterested directors, including two of our non-investor directors, then the Berkshire/Greenbriar investors may not, and the Goldman Sachs investors, with respect to the shares they acquired in the preferred stock sale, may not:

  •
  support the third party offer;

  •
  vote in favor of the third party offer; or

  •
  tender or sell their capital stock to the person making the third party offer.

        In addition, in the event of a buyout proposal prior to September 19, 2004, the restrictions in the immediately following paragraph will apply to the Goldman Sachs investors with respect to the shares of common stock they acquired prior to March 19, 2003.

        If we become the subject of a buyout transaction proposed by a third party that is made after September 19, 2004, and the offer either fails to be approved by a majority of our board of directors or is approved by a majority of our board of directors but not by a majority of our disinterested directors, including two of our non-investor directors, then the Berkshire/Greenbriar investors and the Goldman Sachs investors must:

  •
  vote their shares of our voting securities against the buyout transaction in proportion to the votes cast by our other stockholders against the buyout transaction; and

  •
  not tender or sell their shares of our voting securities to the person proposing the buyout transaction in a proportion greater than the tenders or sales made by our other stockholders to the person proposing the buyout transaction.

        With respect to any buyout transaction, a "disinterested director" is a director who is not an interested director within the meaning of Section 144 of the Delaware General Corporation Law with respect to such buyout transaction. No director nominated by the Berkshire/Greenbriar investors or the Goldman Sachs investors will be deemed to be a disinterested director with respect to a buyout proposal made by the Berkshire/Greenbriar investors or the Goldman Sachs investors, respectively.

        Issuance of Additional Securities.    For so long as the Berkshire/Greenbriar investors and the Goldman Sachs investors are entitled to designate one or more nominees for election to our board of directors, if we issue any additional voting securities for cash, the Berkshire/Greenbriar investors and the Goldman Sachs investors, as the case may be, will have the option to purchase an amount of securities that would allow them to maintain their respective percentage ownership of the total voting power of our voting securities after the issuance. Any such purchase would be for the same price and otherwise on the same terms as those governing the new issuance. However, this right will not apply to any issuance of our voting securities upon conversion of any of our convertible securities, or pursuant to our stock option, incentive compensation or similar plans.

        Transfer Restrictions.    Until September 19, 2004, the Berkshire/Greenbriar investors may not sell or transfer any Hexcel voting securities, and the Goldman Sachs investors may not sell or transfer the shares acquired by them in the preferred stock sale (including any shares into which these shares may be converted), except for sales or transfers:

  •
  in accordance with the Certificates of Designation governing our preferred stock;

  •
  from the Berkshire/Greenbriar investors to affiliates of the Berkshire/Greenbriar investors, or from the Goldman Sachs investors to affiliates of the Goldman Sachs investors, provided the transferee agrees to be bound by the terms of the stockholders or governance agreement, as the case may be;

  •
  of shares of our common stock the beneficial ownership of which is acquired through options granted to the directors nominated by the Berkshire/Greenbriar investors; and

  •
  in the case of the Berkshire/Greenbriar investors, of shares of our voting securities registered pursuant to their piggyback rights under the Berkshire/Greenbriar registration rights agreement in a registered offering in which the Goldman Sachs investors sell shares of our common stock which it held prior to March 19, 2003.

        After September 19, 2004, the Berkshire/Greenbriar investors may not sell or transfer any Hexcel voting securities, and the Goldman Sachs investors may not sell or transfer the shares acquired by them in the preferred stock sale (including any shares into which these shares may be converted), except for sales or transfers:

  •
  in accordance with any of the four exceptions listed above which are applicable until September 19, 2004;

  •
  in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act, and otherwise subject to compliance with the Securities Act;

  •
  in a registered public offering or a non-registered offering subject to an exemption from the registration requirements of the Securities Act, in a manner calculated to achieve a broad distribution (generally meaning that no third party acquiring voting securities in the transaction will hold more than 5% of our total voting power after the transaction); or

  •
  in a buyout transaction proposed by a third party, but only if otherwise permitted as described above under "Buyout Transactions."

        Additionally, the shares of our common stock beneficially owned by the Goldman Sachs investors prior to March 19, 2003, may only be sold or transferred by the Goldman Sachs investors:

  •
  in accordance with the provisions of the pledge agreements between the LXH purchasers and Ciba;

  •
  to affiliates of the Goldman Sachs investors, provided the transferee agrees to be bound by the terms of the governance agreement;

  •
  in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act, and otherwise subject to compliance with the Securities Act, in a manner calculated to achieve a broad distribution;

  •
  in a registered public offering or a non-registered offering subject to an exemption from the registration requirements of the Securities Act, in a manner calculated to achieve a broad distribution;

  •
  in a buyout transaction proposed by a third party, but only if otherwise permitted as described above under "Buyout Transactions"; or

  •
  which are a limited number of shares of our common stock that may be acquired by the Goldman Sachs investors or their affiliates either inadvertently through broker dealer activities or through options granted to directors nominated by the Goldman Sachs investors.

        Term.    Each of the stockholders agreement and the governance agreement, as the case may be, will terminate upon the earlier of

  •
  March 19, 2013 and

  •
  an event that causes the percentage of our voting securities beneficially owned by the Berkshire/Greenbriar investors or the Goldman Sachs investors, as the case may be, to be less than 10% or equal to or more than 90%.

        In addition, either party may terminate the stockholders agreement or the governance agreement, as the case may be, if the other party to such agreement breaches a material obligation under such agreement, and fails to cure the breach within 60 days of written notice of the breach from the other party to that agreement.

  The Registration Rights Agreements

        Each of the registration rights agreements grants the Berkshire/Greenbriar investors and the Goldman Sachs investors, as the case may be, three "demand" registration rights, pursuant to which such investors may require us to use our commercially reasonable efforts to register under the Securities Act the shares of our common stock and, after the third anniversary of the original issuance date, the shares of our series A preferred stock, held by them. Any demand must be for a number of shares that represents at least 20% of the total voting power then held by the investors making the demand and must have an aggregate anticipated offering price of at least $25,000,000. In addition, no shares of our common stock issued upon conversion of shares of our preferred stock may be included in any such demand request prior to September 19, 2004.

        The Berkshire/Greenbriar investors and the Goldman Sachs investors also have "piggyback" registration rights. These rights generally permit the Berkshire/Greenbriar investors and the Goldman Sachs investors to include their shares of our common stock and, after March 19, 2006, the shares of our series A preferred stock, in any other registration by us to sell shares of our common stock under the Securities Act.

        The registration rights agreements provide for blackout periods during which we will not be required to register the shares of our capital stock otherwise eligible for registration under the registration rights agreements. The registration rights agreements also contain provisions relating to the priority for inclusion of shares in an underwritten offering in the event that the underwriters determine that the number of shares requested to be included in the offering must be reduced.

        We are generally required to pay for all expenses in connection with these registrations, except for underwriting discounts and commissions relating to the shares of our capital stock sold by the investors.

  Preferred Stock Certificates of Designation

        Each of the Goldman Sachs investors and the Berkshire/Greenbriar investors have certain rights under the certificates of designation for each of the series A preferred stock and the series B preferred stock. These rights arise solely because the Goldman Sachs investors and the Berkshire/Greenbriar investors own the preferred stock. Should some or all of the preferred stock be transferred to a third party or parties, such third party or parties would have these exact same rights, although the rights of the Goldman Sachs investors and the Berkshire/Greenbriar investors to transfer some or all of the preferred stock is limited by the terms of the governance agreement and stockholders agreement, as described above. These rights are not described in this proxy statement. However, the certificates of designation were filed with the SEC on March 31, 2003 as exhibits to Hexcel's Annual Report on Form 10-K/A for the year ended December 31, 2002. In addition, a description of these rights appears in Hexcel's proxy statement for the special meeting of stockholders held on March 18, 2003. This proxy statement was filed with the SEC on February 14, 2003.

  Other relationships with the Goldman Sachs investors

        In March 2003, an affiliate of the Goldman Sachs investors acted as lead initial purchaser for our private offering under Rule 144A of $125 million of our Senior Secured Notes, and received a fee of $2.25 million from us. An affiliate of the Goldman Sachs investors acts as a market-maker with respect to our Senior Secured Notes due 2008 and our Senior Subordinated Notes due 2009. From time to time we engage in interest rate swaps with, and purchase forward currency contracts and options from, affiliates of the Goldman Sachs investors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Hexcel common stock. Executive officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, for the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent stockholders were complied with.

OTHER MATTERS

        As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for action by the stockholders at the annual meeting. However, if any other matters not known are properly brought before the annual meeting, proxies will be voted at the discretion of the proxy holders and in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

        Any proposal that a Hexcel stockholder intends to present at our 2005 Annual Meeting of Stockholders, including those submitted for inclusion in our proxy materials, must be submitted to the Secretary of Hexcel at our offices, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, no later than December 23, 2004 in order to be considered for inclusion in the proxy statement and proxy relating to that meeting.

ANNUAL REPORT

        Our Annual Report to Stockholders containing audited financial statements for the year ended December 31, 2003, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to the Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford Connecticut, 06901-3238.

                      HEXCEL CORPORATION

Stamford, Connecticut
April 22, 2004

Annex A

HEXCEL CORPORATION
MANAGEMENT INCENTIVE COMPENSATION PLAN
As Amended and Restated on April 12, 2004

I. Purpose

        The purpose of the Hexcel Corporation Management Incentive Compensation Plan (the "Plan") is to advance the interests of Hexcel Corporation (the "Company") by providing an incentive for those key employees who have a direct, measurable opportunity to advance the Company's goals and promote the growth and long-range interests of the Company. In addition, it is intended that the Plan create linkage between performance and compensation, align management's interests with the interests of stockholders and encourage team management and corporate success. A further purpose of the Plan is to serve as a qualified performance-based compensation program under Section 162 (m) of the Code (as defined below) in order to preserve the Company's tax deduction for compensation paid under the Plan to the Chief Executive Officer of the Company.

II. Definitions

        (a)   "Adjusted GBU EBITDA" shall mean EBITDA before business consolidation and restructuring expenses.

        (b)   "Adjusted EBITDA" shall mean, with respect to a GBU, GBU EBITDA before business consolidation and restructuring expenses.

        (c)   "Affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. The term "Control" shall have the meaning specified in Rule 12b-2 under the Exchange Act.

        (d)   "Award" shall mean the amount (if any) payable to a Participant in respect of a Plan Year pursuant to the Plan.

        (e)   "Beneficial Owner" (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

        (f)    "Board" shall mean the Board of Directors of the Company.

        (g)   "Cause" shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant's duties with the Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant's duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's act, or failure to act, was in the best interest of the Company.

        (h)   "CEO" shall mean the Chief Executive Officer of the Company.

        (i)    "Change in Control" shall have the meaning given in Article XV hereof.

        (j)    "Code" shall mean the Internal Revenue Code, as amended.

        (k)   "Committee" shall mean the Compensation Committee of the Board or such other committee of the Board as may be designated from time to time to administer the Plan.

        (l)    "Company" shall mean Hexcel Corporation, a Delaware corporation.

        (m)  "Consolidated Operating Cash Flow" shall mean the Company's operating cash flow computed as the sum of Adjusted EBITDA, changes in working capital (on a constant currency basis), capital expenditures, cash dividends received and cash payments made for business consolidation and restructuring expenses.

        (n)   "Consolidated Operating Income" shall mean the net income of the Company and its Subsidiaries before preferred dividends and accretion, equity in earnings (losses) of affiliated companies, income taxes, interest expense and other non-operating gains and losses of the Company.

        (o)   "Disability" shall mean that, as a result of the Participant's incapacity due to physical or mental illness or injury, the Participant shall not have performed all or substantially all of the Participant's usual duties as an employee for a period of more than one-hundred-fifty (150) days in any period of one-hundred-eighty (180) consecutive days.

        (p)   "EBIT" shall mean net income of the Company and its Subsidiaries before preferred dividends and accretion, equity in earnings (losses) of affiliated companies and income taxes.

        (q)   "EBITDA" shall mean EBIT before depreciation and amortization.

        (r)   "EBT" shall mean net income of the Company and its Subsidiaries before preferred dividends and accretion, equity in earnings (losses) of affiliated companies and income taxes.

        (s)   "EPS (basic)" shall mean the consolidated net earnings (losses) available to common shareholders of the Company and its Subsidiaries per share of issued and outstanding Stock.

        (t)    "EPS (diluted)" shall mean the consolidated net earnings (losses) available to common shareholders of the Company and its Subsidiaries per share of Stock on a fully diluted basis.

        (u)   "Eligible Employee" shall mean any officer or employee of the Company or a Subsidiary.

        (v)   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        (w)  "GBU EBITDA" shall mean, with respect to a GBU, EBIT before depreciation and amoritzation.

        (x)   "GBU Operating Cash Flow" shall mean, with respect to a GBU, operating cash flow computed as the sum of Adjusted EBITDA, changes in working capital (on a constant currency basis), capital expenditures, cash dividends received and cash payments made for business consolidation and restructuring expenses.

        (y)   "Management Stock Purchase Plan" shall mean the Hexcel Corporation Management Stock Purchase Plan, as amended from time to time.

        (z)   "Participant" shall mean any Eligible Employee who is approved by the Committee, in its sole discretion, for participation in the Plan in any Plan Year.

        (aa) "Performance Goals" shall mean any one or more criteria and objectives established by the Committee which must be met during the Plan Year as a condition of the Participant's receipt of an Award in respect of such Plan Year. Performance Goals applicable to the CEO shall be based upon the extent of attainment of a level of Adjusted EBITDA, Consolidated Operating Cash Flow, Consolidated Operating Income, EBIT, EBITDA, EBT, EPS (basic), EPS (diluted), ROE, Revenue, RONA, Stock Price or SVA. Performance Goals applicable to any Participant other than the CEO may be any performance measurement relating to the Company, a Subsidiary or business unit which the Committee deems appropriate as well as the extent of attainment by a Participant of individual performance objectives.

        (bb) "Person", as used in Article XV hereof, shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act.

        (cc) "Plan" shall mean this Hexcel Corporation Management Incentive Compensation Plan, as amended from time to time.

        (dd) "Plan Year" shall mean each calendar year during which the Plan is in effect.

        (ee) "Restricted Stock Units" shall mean the units in which an Award is partially or wholly payable pursuant to Article VI hereof and which are issuable pursuant to the Management Stock Purchase Plan.

        (ff) "ROE" shall mean return on the equity of the Company and its Subsidiaries on a consolidated basis.

        (gg) "Revenue" shall mean the consolidated net sales of the Company and its Subsidiaries.

        (hh) "RONA" shall mean return on the consolidated net assets of the Company and its Subsidiaries.

  (ii)
  "Stock" shall mean shares of common stock of the Company, par value $.01 per share.

        (jj) "Stockholders Agreement" shall mean any stockholders agreement, governance agreement or other similar agreement between the Company and a holder or holders of Voting Securities.

        (kk) "Stock Price" shall mean the price of the Company's Stock as reported on the New York Stock Exchange Consolidated Transactions Tape.

        (ll) "Subsidiary" shall mean any subsidiary corporation of the Company consolidated with the Company for financial reporting purposes.

        (mm) "SVA" shall mean return on the weighted average cost of capital of the Company.

        (nn) "Target Incentive Award" shall have the meaning given in Section V(A) hereof.

        (oo) "Voting Securities" means Common Stock and any other securities of the Company entitled to vote generally in the election of directors of the Company.

III. Administration

        Administration of the Plan shall be by the Committee, which shall, in applying and interpreting the provisions of the Plan, have full power and authority to construe, interpret and carry out the provisions of the Plan. All decisions, interpretations and actions of the Committee under the Plan shall be at the Committee's sole and absolute discretion and shall be final, conclusive and binding upon all parties. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

IV. Eligibility for Participation

        The Committee shall have full and complete discretion in determining which Eligible Employees may be Participants in the Plan in any Plan Year. Participation in the Plan in any Plan Year shall not confer any right on any Participant to participate in any subsequent Plan Year.

V. Determination of Awards

        A.    Establishment of Target Incentive Awards and Performance Goals.    No later than ninety (90) days after the beginning of a Plan Year the Committee shall establish for each Participant (i) a Target Incentive Award for such Plan Year and the applicable Performance Goals in respect of such Plan Year and (ii) the amount of Award payable under the Plan as a percentage (which may exceed one hundred (100%) percent) of the Target Incentive Award, derived from the degree of achievement of the applicable Performance Goals. The Performance Goals established by the Committee may be (but need not be) different each Plan Year and different goals may be applicable to different Participants. As soon as practicable after the establishment of the Target Incentive Award and Performance Goals, each Participant shall be notified in writing of such Target Incentive Award and the corresponding Performance Goals.

        B.    Amount of Award Payable Normally.    The Committee shall determine the Award payable to each Participant from the degree of achievement of the applicable Performance Goals. The Committee may, in its sole discretion, (a) increase the amount of any Award otherwise payable to any Participant (other than the CEO) or (b) decrease or eliminate the amount payable to a Participant (including the CEO), in each case to reflect such Participant's individual performance or such other factors as the Committee deems relevant, or in recognition of changed or special circumstances. The amount of the Award payable to the CEO for any Plan Year shall not exceed $2,000,000.

        C.    Amount of Award with Change of Employment Status.    In the event of a change in employment status of a Participant (other than the CEO) during the Plan Year, the Committee may, in its sole discretion, adjust the Award determinants for the Participant based upon the Participant's new status.

        D.    Amount of Award with Termination of Employment or Change in Control.    Except as otherwise provided in this paragraph, payment of an Award to a Participant for a particular Plan Year shall be made only if the Participant is employed by the Company or one of its Subsidiaries on the last day of the Plan Year. Notwithstanding any other provision of the Plan, in the case of a Participant's voluntary termination of employment with the Company or a Subsidiary or upon termination of employment with the Company or a Subsidiary for Cause during a Plan Year, the Committee may, in its sole discretion, authorize the full or partial payment of an Award for such Plan Year, if the Participant was actively employed for at least six months during the Plan Year. In the case of a Participant's separation from service due to Disability or death or, in the case of a Participant's (other than the CEO) involuntary termination of employment by the Company or a Subsidiary other than for Cause, a Participant shall be entitled to receive an Award, prorated for the period of active employment with the Company or a Subsidiary during the Plan Year, payable in accordance with Article VI below. In the case of a Change in Control of the Company during a Plan Year, a Participant shall be entitled to receive an Award, prorated for the period of active employment with the Company or a Subsidiary during such Plan Year and prior to the Change in Control, computed as if applicable Performance Goals had been attained at the one hundred (100%) percent level and payable in cash no later than the fifth (5th) day following the Change in Control.

VI. Payment of Awards

        A.    Timing of Payment.    Except as provided in the last sentence of Section V(D) hereof, an Award which becomes payable to a Participant pursuant to Article V hereof shall be paid to the Participant (or the Participant's estate in the event of the Participant's death) as soon as practicable after the close of the Plan Year and certification by the Committee of the degree of achievement of the relevant Performance Goals. No Participant shall have the unconditional right to an Award hereunder until the Plan Year has concluded and the exact amount of the Award (if any) has been determined and certified by the Committee.

        B.    Payment in Cash and/or Restricted Stock Units.    At the election of each Participant who has been designated by the Committee as a participant in the Management Stock Purchase Plan, up to fifty (50%) percent of the Participant's Award for any Plan Year shall be paid in Restricted Stock Units pursuant to, and subject to the terms and conditions of, the Management Stock Purchase Plan; provided, however, that the Participant's Award for any Plan Year in which a Change in Control occurs shall be paid totally in cash. The Committee, in its discretion, may permit a Participant in the Management Stock Purchase Plan who first becomes employed by the Company or a Subsidiary during a given Plan Year to elect to have up to one-hundred (100%) percent of the Participant's Award for such Plan Year paid in such Restricted Stock Units. The number of Restricted Stock Units to be paid to a Participant shall be calculated in accordance with the Management Stock Purchase Plan. Payment of the balance of the Participant's Award for such Plan Year (or all thereof if no election of Restricted Stock Units is made by the Participant) shall be made in cash. Payments of portions of any Awards made in Restricted Stock Units pursuant to the Management Stock Purchase Plan may be referred to therein as "purchases" of such Restricted Stock Units.

VII. Deferral Elections

        The Committee may, at its option, establish written procedures pursuant to which Participants are permitted to defer the receipt of Awards payable under the Plan.

VIII. Accounting Determinations

        The Committee reserves sole discretion in adopting and changing, from time to time, the accounting principles and practices reflected in audited financial statements of the Company and, in its sole and absolute judgment, to make such other adjustments in Company financial results and/or Performance Goals as may be deemed reasonable, including, without limitation, changes to reflect acquisitions, divestitures, other corporate capital reorganizations, recapitalization or extraordinary events.

IX. Amendment and Termination of Plan

        The Compensation Committee of the Board reserves the right, at any time including during a Plan Year, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any Participant, or other person; provided, that no such amendment, suspension or termination shall adversely affect the payment of any Award for a Plan Year ending prior to the action amending, suspending or terminating the Plan or the payment of any Award payable pursuant to the last sentence of Section V(D) hereof or the rights of a Participant pursuant to any agreement with the Company or any Subsidiary.

X. Governing Law

        The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

XI. Miscellaneous Provisions

        Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Company or a Subsidiary or affect the right of the Company or a Subsidiary to dismiss any employee. The Plan shall not constitute a contract between the Company or a Subsidiary and any employee. Unless approved by the Committee in respect of a particular Plan Year, no Participant shall have any right to be granted an Award hereunder. Nothing contained in the Plan shall restrict the Committee's power to grant any employee an award or bonus outside the scope of this Plan.

XII. No Alienation of Benefits

        Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of a Participant, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

XIII. No Right, Title or Interest in Company's Assets

        Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust of any kind, or fiduciary relationship between the Company or a Subsidiary and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate funds shall be established, and no segregation of assets shall be made, to assure payment thereof.

XIV. No Stock Subject to the Plan

        No shares of Stock shall be reserved for, or issued under, the Plan. To the extent that Awards are paid in Restricted Stock Units, each Restricted Stock Unit shall be issued under, and subject to the terms and conditions of, the Management Stock Purchase Plan.

XV. Change in Control

        Unless otherwise specified by the Committee at the commencement of a Plan Year, for purposes of the Plan the term "Change in Control" shall mean any of the following events:

          (1)   any Person is or becomes the Beneficial Owner, directly or indirectly, of 40% or more of either (a) the then outstanding Stock of the Company (the "Outstanding Common Stock") or (b) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the "Total Voting Power"); excluding, however, the following: (i) any acquisition by the Company or any of its Controlled Affiliates, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Controlled Affiliates and (iii) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (3) below; or

          (2)   a change in the composition of the Board such that the individuals who, as of April 12, 2004, constitute the Board (such individuals shall be hereinafter referred to as the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such date whose election, or nomination for election by the Company's stockholders, was made or approved pursuant to the terms of each then existing Stockholders Agreement or by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered a member of the Incumbent Board; or

          (3)   there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction (a) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (b) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries); or

          (4)   the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

XVI. Interpretation

        The Plan is designed and intended to comply with Section 162 (m) of the Code to the extent applicable to the CEO as a "covered person" as defined therein, and the Plan shall be construed in a manner to so comply.

XVII. Effective Date and Term

        This Plan is hereby amended and restated as authorized by the Compensation Committee on April 12, 2004, subject to shareholder approval.

Annex B

CHARTER OF THE
AUDIT COMMITTEE

PURPOSE OF THE COMMITTEE	The purposes of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Hexcel Corporation (the "Company") shall be to assist the Board's oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the Company's independent auditor's qualifications, independence and performance, and the Company's internal audit function.
COMPOSITION OF THE COMMITTEE
The Committee shall consist of three or more directors appointed by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the "NYSE") and any additional requirements that the Board deems appropriate. In addition, at least one member of the Committee must be designated by the Board to be the "audit committee financial expert," as defined by the Securities and Exchange Commission (the "SEC") pursuant to the Sarbanes-Oxley Act of 2002. No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee.
If the Board does not designate a chair of the Committee, the members of the Committee shall designate a chair.
The Board shall fill any vacancy on the Committee. No member of the Committee shall be removed except by the Board.
MEETINGS AND PROCEDURES OF THE COMMITTEE	The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter.
The Committee shall meet separately on a periodic basis with management, the internal auditors and the independent auditor.

The Committee may form subcommittees of two or more members and may delegate to subcommittees such authority as the Committee deems appropriate, but the Committee shall not delegate any authority required by any law, regulation, the NYSE or Board resolution to be exercised by the Committee as a whole.
A majority of the members of the Committee shall constitute a quorum.
The Committee shall maintain minutes of its meetings and regularly deliver to the Board a report, which may be oral, on its activities.

SELECTION, COMPENSATION AND OVERSIGHT OF THE AUDITORS	The Committee shall:

Be directly responsible for the appointment of any accounting firms performing audit, review or attest services, including the independent auditor ("Auditing Firms"). Auditing firms must report directly to the Committee.
Evaluate the independence of the independent auditor and recommend for ratification by the stockholders the appointment of the independent auditor.
Be directly responsible for the compensation of any Auditing Firm.
Have sole authority to approve the independent auditor's annual audit engagement letter, as well as all additional audit engagements between the Company and any Auditing Firm.

Have sole authority to approve all non-audit engagements between the Company and the independent auditor. In such review, the Committee shall engage in a dialogue with the independent auditor to consider the impact of non-audit engagements and other relationships on the objectivity and independence of the independent auditor.
Be directly responsible for the oversight of the work of any Auditing Firm.
Review the performance of the independent auditor, including the lead partner.
Obtain at least annually from the independent auditor and review a report describing:
• the independence of the independent auditor;
• the independent auditor's internal quality-control procedures;
•
any material issues raised by the most recent internal quality-control or peer review of the independent auditor, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and
• all relationships between the independent auditor and the Company.
OVERSIGHT OF ANNUAL AUDIT AND QUARTERLY REVIEWS	The Committee shall:
Review and discuss with the independent auditor their annual audit plan, including the timing and scope of audit activities, and monitor such plan's progress and results during the year.

Review with management and the independent auditor:
•
the Company's annual audited financial statements and quarterly financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and any major issues related thereto;
	•	major issues regarding accounting principles and financial statements presentations, including any significant changes in the Company's selection or application of accounting principles;
•
any significant assumptions and judgments made by management in connection with the preparation of the financial statements and any significant financial reporting issues, including the effects of alternative generally accepted accounting principles methods on the Company's financial statements;
	•	any off balance sheet structures or significant contingent liabilities of the Company; and
	•	the effect of regulatory and accounting initiatives on the financial statements of the Company.
Resolve all disagreements between the independent auditor and management regarding financial reporting.

Review on a regular basis with the independent auditor any problems or difficulties encountered by the independent auditor in the course of any audit work, including management's response, any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management.
Recommend to the Board whether the Company's financial statements should be included in the Annual Report on Form 10-K
OVERSIGHT OF THE FINANCIAL REPORTING PROCESS AND INTERNAL CONTROLS	The Committee shall:
Review:
•
the adequacy and effectiveness of the Company's accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget and staffing of the Internal audit function, through inquiry and discussions with the independent auditor, management and internal audit function; and
	•	the annual report prepared by management and the attestation of the independent auditor regarding the Company's internal control over financial reporting.

Review with the chief executive officer, chief financial officer and independent auditor:
•
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information; and
• any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

Discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company's exposure to risk, as well as the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.
Review with management the progress and results of all internal audit projects and assign additional internal audit projects to the internal audit function as it may deem appropriate.

Review the type and presentation of information to be included in the Company's earnings press releases (especially the use of "pro forma" or "adjusted" information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Company to analysts and rating agencies.
ADDITIONAL DUTIES AND RESPONSIBILITIES	The Committee shall:
Establish clear hiring policies by the Company for employees or former employees of the independent auditor.
Prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement.

Review the Company's program to monitor compliance with the Company's Code of Business Conduct and meet periodically with the Company's Compliance Officer to discuss compliance with the Code of Business Conduct. In appropriate circumstances, the Committee may approve proposed transactions between the Company and any executive officer or director or waive any other application of the Code of Business Conduct to any executive officer or director.

Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Be and have the responsibility and authority of the Qualified Legal Compliance Committee as provided in the rules of the SEC and establish procedures for the receipt, retention and treatment of reports made pursuant to those rules.

Report regularly to the Board, including on any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the qualifications, performance and independence of the independent auditor, or the performance of the internal audit function, or on whether there should be a regular rotation of the independent auditor.
EVALUATION OF THE COMMITTEE
The Committee shall, on an annual basis, evaluate its performance and deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended changes to this Charter or to the Committee's composition, policies or procedures.
INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS
The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities, and may retain, at the Company's expense, such independent counsel or other consultants or advisers as it deems necessary.
RELIANCE ON OTHER PERSONS
The Committee is not responsible for preparing or certifying the financial statements, for planning or conducting the audit or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Company from which it receives information and the accuracy of the financial and other information provided to the Committee, in either instance absent actual knowledge to the contrary.

ANNUAL MEETING OF STOCKHOLDERS OF

HEXCEL CORPORATION

June 3, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

        Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS AVOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Electionof directors (check one box only):			2.	Approval of the Hexcel Corporation Management Incentive Compensation Plan.	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	O Joel S. Beckman O H. Arthur Bellows, Jr. O David E. Berges	3.	PricewaterhouseCoopers LLP as Independent Auditors	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Jeffrey C. Campbell O Sandra L. Derickson O James J. Gaffney	4.	To transact such other business as may properly come before Annual Meeting and any adjournment or postponement thereof.
☐	FOR ALL EXCEPT (See instructions below)	O Sanjeev K. Mehra O Peter M. Sacerdote O Robert J. Small O Martin L. Solomon	Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on the proxy and in the discretion of the proxy holders to any other matters that may properly come before the Annual Meeting. PROXIES WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED OR IN THE ABSENCE OF INSTRUCTIONS, WILL BE VOTED FOR EACH OF THE NOMINEES SET FORTH IN ITEM 1 AND FOR ITEMS 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐
Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HEXCEL CORPORATION

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on June 3, 2004

This Proxy is Solicited by the Board of Directors of Hexcel Corporation

        The undersigned stockholder of Hexcel Corporation ("Hexcel") hereby appoints David E. Berges, Stephen C. Forsyth and Ira J. Krakower and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of Common Stock of Hexcel held of record by the undersigned on April 12, 2004 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on June 3, 2004 at 10:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 22, 2004, receipt of which is hereby acknowledged.

(Continued and to be signed on the reverse side)

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TABLE OF CONTENTS
THE MEETING
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES
MANAGEMENT INCENTIVE COMPENSATION PLAN
PERFORMANCE GRAPH
Comparison of Five-Year Cumulative Total Stockholder Return
AUDIT COMMITTEE REPORT
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
STOCKHOLDER PROPOSALS
ANNUAL REPORT
HEXCEL CORPORATION MANAGEMENT INCENTIVE COMPENSATION PLAN As Amended and Restated on April 12, 2004
I. Purpose
II. Definitions
III. Administration
IV. Eligibility for Participation
V. Determination of Awards
VI. Payment of Awards
VII. Deferral Elections
VIII. Accounting Determinations
IX. Amendment and Termination of Plan
X. Governing Law
XI. Miscellaneous Provisions
XII. No Alienation of Benefits
XIII. No Right, Title or Interest in Company's Assets
XIV. No Stock Subject to the Plan
XV. Change in Control
XVI. Interpretation
XVII. Effective Date and Term
CHARTER OF THE AUDIT COMMITTEE
ANNUAL MEETING OF STOCKHOLDERS OF HEXCEL CORPORATION June 3, 2004